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                            ASSET PURCHASE AGREEMENT

                                  By and Among

                        STELLEX PRECISION MACHINING, INC.

                                  as Purchaser

                                       and

                           PRECISION MACHINING, INC.,

                                BK METALS, INC.,

                               BILLY BERT MERIDITH

                                       and

                          THE BILLY BERT MERIDITH TRUST

                                   as Sellers

                              Dated April 22, 1999


================================================================================

                             TABLE OF CONTENTS                              Page

ARTICLE 1 DEFINITIONS ...................................................      1

ARTICLE 2 BUSINESS AND ASSETS BEING SOLD ................................     12
   2.1   Purchase and Sale of Assets ....................................     12
   2.2   Excluded Assets ................................................     14

ARTICLE 3 PURCHASE PRICE AND PAYMENT TERMS ..............................     14
   3.1   Purchase of the Assets by Purchaser; Total Purchase Price ......     14
   3.2   Payment of Purchase Price ......................................     14
   3.3   Purchase Price Adjustment ......................................     16
   3.4   Allocation of Purchase Price ...................................     18
   3.5   Escrow Agreement and Escrow Amount .............................     19
   3.6   Taxes ..........................................................     19

ARTICLE 4 ASSUMPTION OF LIABILITIES .....................................     20
   4.1   Assumed Liabilities ............................................     20
   4.2   Excluded Liabilities ...........................................     21
   4.3   Contested Obligations ..........................................     23

ARTICLE 5 THE CLOSING ...................................................     24
   5.1   Closing Date ...................................................     24
   5.2   Relinquishment of Control ......................................     24
   5.3   Closing Date Deliveries.........................................     24
   5.4   Further Assurances .............................................     24

ARTICLE 6 CERTAIN COVENANTS .............................................     25
   6.1   Access to Books and Records and Personnel ......................     25
   6.2   Post-Closing Access ............................................     25
   6.3   Notice of Certain Events .......................................     25
   6.4   Conduct of Business by the Sellers .............................     26
   6.5   HSR Act Filing; Regulatory Matters .............................     29
   6.6   Updated Financial Information ..................................     30
   6.7   Transaction Proposals ..........................................     31
   6.8   Customers and Suppliers ........................................     31
   6.9   Backlog ........................................................     31
   6.10  Arrangements with Employees ....................................     31
   6.11  Transfer of Licenses and Permits ...............................     32
   6.12  Purchaser's Licenses and Permits ...............................     32
   6.13  Transfer of Certain Contracts ..................................     32

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   6.14  COBRA ..........................................................     32
   6.15  Sellers Representative Agreement ...............................     32
   6.16  Provisions Respecting Government Contracts .....................     33

ARTICLE 7 ADDITIONAL CONTINUING COVENANTS ...............................     34
   7.1   Noncompetition .................................................     34
   7.2   Nondisclosure of Proprietary Data ..............................     36
   7.3   Refund Claims and Warranty Claims ..............................     36
   7.4   Satisfaction of Warranty and Refund Claims .....................     37
   7.5   Change Orders ..................................................     37

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF THE SELLERS .................     37
   8.1   Organization and Standing of the Sellers .......................     37
   8.2   Authorization and Binding Obligation of the Sellers ............     38
   8.3   Non-Contravention ..............................................     38
   8.4   Ability to Perform Obligations .................................     38
   8.5   Financial Statements; Changes; Contingencies ...................     39
   8.6   The Assets .....................................................     40
   8.7   Accounts Receivable ............................................     40
   8.8   Inventory ......................................................     40
   8.9   Intangible Personal Property ...................................     41
   8.10  Kansas Facility ................................................     42
   8.11  Tangible Personal Property .....................................     43
   8.12  Necessary Properties ...........................................     44
   8.13  Insurance ......................................................     44
   8.14  Accounts Payable ...............................................     44
   8.15  Tax Matters ....................................................     44
   8.16  Litigation .....................................................     46
   8.17  Labor Relations ................................................     47
   8.18  Employee Benefits ..............................................     47
   8.19  Governmental Approvals; Compliance with Laws ...................     48
   8.20  Customer Lists .................................................     48
   8.21  Environmental Matters ..........................................     49
   8.22  Suppliers ......................................................     51
   8.23  Brokers, Finders ...............................................     51
   8.24  Material Contracts .............................................     51
   8.25  Customer Warranties ............................................     53
   8.26  Products Liability .............................................     53
   8.27  Federal Reserve Board Regulations ..............................     54
   8.28  Restrictions on Transfer of Assets .............................     54
   8.29  Consents and Governmental Approvals ............................     54

   8.30  Government Contracts ...........................................     55
   8.31  Clearances .....................................................     57
   8.32  Disclosure; Due Diligence ......................................     57

ARTICLE 9  REPRESENTATIONS AND WARRANTIES OF PURCHASER ..................     57
    9.1   Organization and Standing of Purchaser ........................     57
    9.2   Authorization and Binding Obligation of Purchaser .............     57
    9.3   Ability to Perform Obligations ................................     57
    9.4   Brokers, Finders ..............................................     57
    9.5   Non-Contravention .............................................     58
    9.6   Litigation ....................................................     58
    9.7   Plant Closings and Mass Layoffs ...............................     58

ARTICLE 10 TERMINATION ..................................................     59
   10.1   Termination of Agreement ......................................     59
   10.2   Effect of Termination .........................................     59
   10.3   Expenses ......................................................     60

ARTICLE 11 EMPLOYMENT MATTERS ...........................................     60
   11.1   Employees .....................................................     60
   11.2   Termination of the Profit Sharing Plan ........................     61
   11.3   Consulting and Non-Competition Agreement ......................     61

ARTICLE 12 CLOSING CONDITIONS OF PURCHASER ..............................     61
   12.1   Representations, Warranties and Covenants of the Sellers ......     61
   12.2   Deliveries to Be Made by Each Seller at the Closing ...........     62
   12.3   Third Party Consents ..........................................     63
   12.4   Absence of Investigations and Proceedings .....................     63
   12.5   Governmental Approvals ........................................     63
   12.6   Absence of Certain Changes ....................................     63
   12.7   Financing .....................................................     63
   12.8   Lease .........................................................     63
   12.9   Consulting Agreement ..........................................     64
   12.10  Release of Liens ..............................................     64
   12.11  IRB Termination ...............................................     64
   12.12  Guaranty by Meridith ..........................................     64
   12.13  Sellers Representative Agreement .............................      64
   12.14  Escrow Agreement ..............................................     64
   12.15  Audit .........................................................     64
   12.16  Working Capital Components and Inventory Levels ...............     64
   12.17  Retention of Key Employees ....................................     64

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ARTICLE 13 CLOSING CONDITIONS OF SELLERS ..................................   65
   13.1  Representations, Warranties and Covenants of Purchaser ...........   65
   13.2  Deliveries to be Made by Purchaser at the Closing ................   65
   13.3  HSR Act ..........................................................   66
   13.4  Consulting Agreement .............................................   66
   13.5  Escrow Agreement .................................................   66
   13.6  Stock Option Plan ................................................   66
   13.7  Lease ............................................................   66

ARTICLE 14  INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS
         AND WARRANTIES ...................................................   67
   14.1  Indemnification by the Sellers ...................................   67
   14.2  Indemnification by Purchaser .....................................   67
   14.3  Cooperation ......................................................   68
   14.4  Limitations on Indemnification ...................................   68
   14.5  Notice to Indemnifying Party .....................................   68
   14.6  Defense by Indemnifying Party ....................................   69
   14.7  Indemnity Escrow Arrangement .....................................   70
   14.8  Offset ...........................................................   71
   14.9  Survival of Representations and Warranties .......................   71
   14.10 Survival of Representations and Covenants of Purchaser ...........   72

ARTICLE 15 CONFIDENTIALITY ................................................   72
   15.1  Confidentiality of the Sellers ...................................   72
   15.2  Confidentiality of Purchaser .....................................   73

ARTICLE 16 MISCELLANEOUS ..................................................   74
   16.1  Change Corporate Name ............................................   74
   16.2  Expenses .........................................................   74
   16.3  Notices and Other Communications .................................   74
   16.4  Counterparts .....................................................   74
   16.5  Written Agreement to Govern ......................................   74
   16.6  Assignability ....................................................   75
   16.7  No Waiver of Rights ..............................................   75
   16.8  Subject Headings .................................................   75
   16.9  Further Assurances ...............................................   75
   16.10 Schedules and Exhibits ...........................................   75
   16.11 Severability .....................................................   75
   16.12 Publicity and Reports ............................................   76
   16.13 Parties in Interest; Joint and Several Liability of the Sellers ..   76

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   16.14 Specific Performance .............................................   76
   16.15 GOVERNING LAW; CONSENT TO JURISDICTION ...........................   76



                                       v
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                             SCHEDULES AND EXHIBITS

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Schedule 1.1               Cash Equivalents
Schedule 1.2               Permitted Encumbrances
Schedule 2.2               Excluded Assets
Schedule 6.4               Compensation
Schedule 8.3               Non-Contravention
Schedule 8.8               Inventory
Schedule 8.9               Intangible Personal Property
Schedule 8.11              Tangible Personal Property
Schedule 8.13              Insurance
Schedule 8.15              Tax Matters
Schedule 8.16              Litigation
Schedule 8.17              Labor Relations
Schedule 8.18              Employee Benefits; ERISA
Schedule 8.19              Governmental Approvals
Schedule 8.20              Customer Lists
Schedule 8.21              Environmental Matters
Schedule 8.21.4            Environmental Permits
Schedule 8.21.8            Disposal Facilities
Schedule 8.21.9            Environmental Reports
Schedule 8.24              Material Contracts
Schedule 8.25              Customer Warranties and Return Policies
Schedule 8.26              Products Liability and Occurrences
Schedule 8.29              Consents and Governmental Approvals
Schedule 8.30              Government Contracts
Schedule 16.3              Notice Addresses

--------------------------------------------------------------------------------
Exhibit A                  Form of Escrow Agreement
Exhibit B                  Form of Stock Option Plan; Option Grants
Exhibit C                  Form of Assignment and Assumption Agreement
Exhibit D                  Form of Sellers Representative Agreement
Exhibit E                  Form of Consulting Agreement
Exhibit F                  Form of Opinion of Sellers' Counsel
Exhibit G-1                Form of Affidavit of Non-Foreign Status (Entity)
Exhibit G-2                Form of Affidavit of Non-Foreign Status (Individual)
Exhibit H                  Form of Meridith Guaranty
Exhibit I                  Form of Opinion of Purchaser's Counsel
--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made this 22nd day of April, 1999, by and between STELLEX PRECISION MACHINING, INC., a Delaware corporation ("Purchaser"), and PRECISION MACHINING, INC., a Kansas corporation ("PMI"), BK METALS, INC., a Kansas corporation ("BK Metals"), BILLY BERT MERIDITH ("Meridith") and THE BILLY BERT MERIDITH TRUST (the "Trust"), a revocable trust organized under the laws of the State of Kansas (each is individually referred to herein as a "Seller" and are collectively referred to herein as the "Sellers").

                                    RECITALS

         1. The Sellers are engaged in or own assets relating to the design, development, manufacture and sale of aerospace structural parts, including, without limitation, wing skins, spars, landing gear components, bulkheads, window frames, wing components and other parts used in the manufacture of commercial, military or private aircraft (the "Business").

         2. Purchaser wishes to purchase and the Sellers wish to sell all of their respective assets related to the Business.

         NOW, THEREFORE, in consideration of and subject to the mutual undertakings and agreements hereinafter set forth, Purchaser and each Seller agree as follows:


                                  ARTICLE 1
                                 DEFINITIONS

         "Additional Accounting Firm" shall have the meaning set forth in
Section 3.3.3.

         "Additional Accounting Report" shall have the meaning set forth in
Section 3.3.3.

         "Adjustment Amount" shall mean the excess of the Interim Net Asset Value over the Closing Date Net Asset Value. In the event that the Interim Net Asset Value is less than the Closing Date Net Asset Value, the Adjustment Amount shall be zero.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such first Person; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise.

         "Agreed Adjustments" shall have the meaning set forth in Section 3.3.2.

         "Agreed Rate" shall mean, as of the date of any payment of interest to be made by reference thereto, the "prime rate" listed on such date in the Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks, or, if that rate is no longer established or published, a comparable interest rate.

         "Agreement" shall mean this Asset Purchase Agreement, as the same may be amended or otherwise modified from time to time in accordance with its terms.

         "Assets" shall have the meaning set forth in Section 2.1.

         " Associate" of a Person shall mean: (i) a corporation or organization (other than PMI, BK Metals or any other party to this Agreement) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and (iii) any relative or spouse of such Person or any relative of such spouse.

         "Assumed Liabilities" shall have the meaning set forth in Section 4.1.

         "Audit Report" shall have the meaning set forth in Section 3.3.1.

         "Audited Adjustment Amount" shall have the meaning set forth in Section 3.3.1.

         "Audited Balance Sheet" shall mean the audited consolidated balance sheet of the Business as of September 30, 1998 included in the Seller Financial Statements.

         "BK Metals" shall have the meaning set forth in the preamble to this Agreement.

         "Balance Sheet Date" shall mean September 30, 1998.

         "Base Purchase Price" shall have the meaning set forth in Section 3.1.

         "Best Efforts" shall mean the reasonable commercial efforts that a person desirous of achieving a result would use in similar circumstances to insure that such result is achieved as reasonably expeditiously as possible.

         "Business" shall have the meaning set forth in the Recitals hereto.

         "Cash Equivalents" shall mean funds contained as of the Closing in the demand deposit accounts, savings accounts and time deposit accounts of the Business described on Schedule 1.1.

         "Cessna Citation Jet" shall mean a Cessna Citation Jet, Model Number 525, Serial Number 253.

         "Closing" shall have the meaning set forth in Section 5.1.

         "Closing Date" shall have the meaning set forth in Section 5.1.

         "Closing Date Balance Sheet" shall have the meaning set forth in
Section 3.2.1.

         "Closing Date Net Asset Value" shall mean the book value of the Assets (excluding any value attributable to intangibles that are not reflected on the Audited Balance Sheet and excluding any accrual for prospective property taxes payable in connection with the termination of the IRBs) minus the book value of the Assumed Liabilities, in each case as determined in accordance with GAAP in a manner consistent with the practices, policies, procedures, methodologies and conventions used by the Independent Accountants in their audit of the Seller Financial Statements referred to in Section 8.5.1.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Company" shall mean PMI and BK Metals, collectively.

         "Company Documents" shall mean this Agreement and all other agreements, instruments, certificates and other documents to be delivered by any Seller, the Sellers or the Representative in connection with this Agreement.

         "Confidentiality Agreement" shall have the meaning set forth in Section 15.2.

         "Consulting Agreement" shall have the meaning set forth in Section
11.3.

         "Contracts" shall mean all contracts, agreements, enforceable commitments and understandings of each Seller that relate to the conduct or operation of the Business whether oral or written, including, but not limited to, purchase, sale or other commitments, Customer Contracts, distributorship, franchise or similar agreements, patent or trademark licensing agreements (either as licensor or licensee), lease or sublease agreements (either as lessor or lessee), equipment leases, employment agreements (including, but not limited to, agreements entered into by employees of a Seller relating to the transfer and/or safeguarding of intellectual property rights), consulting agreements and union or collective bargaining agreements, guarantees, loan agreements, non-competition agreements, severance agreements, letters of credit, joint venture or partnership agreements and supply or requirements contracts.

         "Credit Agreement" shall mean the Credit Agreement dated as of May 1, 1998, by and among NationsBank, N.A., the Trust, and PMI, and Meridith and BK Metals, as amended on May 1, 1998, July 1, 1998 and July 27, 1998.

         " Customer Contracts" shall mean all agreements, purchase orders, sales confirmations or similar commitments entered into by any Seller, which provide for obligations to deliver Products, the rights to be paid for those Products and the obligations and rights that are ancillary to those obligations and rights.

         "Customer Lists" shall mean all lists (including name, and to the extent known to any Seller, current address and telephone number) of Persons which have purchased Products from the Business since January 1, 1996.

         "Dollars" or "$" shall mean United States dollars.

         "Encumbrance" in respect of any property or assets, shall mean any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Law, including any lien, mortgage, charge, pledge, security interest, assignment, lease, option, easement, servitude, right-of-way, conditional sales contract, encroachment, restrictive covenant, right of first refusal, right of use or any other right or claim of any kind or nature whatsoever (or any agreement to grant or furnish any of the foregoing) which affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property or assets.

         "Environmental Law" shall mean any federal, state or local law, rule, regulation, order, treaty, statute or permit of or issued by any governmental authority, as amended from time to time, relating to the protection of human health, safety, the environment, natural resources and wildlife, including, but not limited to those relating to (i) the protection or use of surface water, groundwater, rivers and other bodies of water; (ii) the protection of ambient air quality; (iii) the management, manufacture, possession, presence, use, generation, transportation, distribution, treatment, storage, disposal, release, threatened release, abatement, removal, remediation of, or exposure to, any Hazardous Substance; or (iv) the prevention, mitigation, or remediation of environmental pollution in any form.

         "Environmental Liabilities" shall include any and all Liabilities and Costs of any kind imposed or incurred by, under, or pursuant to Environmental Laws, including without limitation those related to compliance, remediation, removal, response, restoration, mitigation, abatement, investigation, testing, monitoring, personal injury and property damage.

         "Environmental Permits" shall mean the permits and authorizations required under applicable Environmental Laws to conduct the Business.

         "Environmental Reports" shall have the meaning set forth in Section 8.21.9.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Sellers, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Sellers, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Sellers, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

         "Escrow Agent" shall mean the escrow agent set forth in the Escrow Agreement.

         "Escrow Agreement" shall mean the Escrow Agreement described in Section
3.5 to be entered into by Purchaser, the Representative, and the Escrow Agent, substantially in the form of Exhibit A hereto.

         "Escrow Amount" shall mean $6,000,000, which shall be deposited with the Escrow Agent pursuant to Section 3.2.

         "Escrow Fund" shall mean the Escrow Amount and all interest and earnings thereon.

         "Escrow Step Down Date" shall have the meaning set forth in Section 14.7.3.

         "Escrow Termination Date" shall have the meaning set forth in Section 14.7.4.

         "Estimated Adjustment Amount" shall have the meaning set forth in
Section 3.2.1.

         "Excluded Assets" shall have the meaning set forth in Section 2.2.

         "Excluded Liabilities" shall have the meaning set forth in Section 4.2.

         "Final Audited Adjustment Amount" shall have the meaning set forth in
Section 3.3.3.

         "GAAP" shall mean United States generally accepted accounting principles.

         "Goodwill" shall have the meaning set forth in Section 2.1.

         "Government Bid" shall have the meaning set forth in Section 8.30.1.

         "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Government Bid, change order, or other contractual commitment of any kind relating to the Business including, but not limited to, any Contract between any Seller and (i) any Governmental Authority,
(ii) any prime contractor of any Governmental Authority, or (iii) any subcontractor with respect to any contract described in clauses (i) or (ii) above.

         "Governmental Approval" shall mean any authorization, certificate, consent, approval, waiver, exception, variance, franchise, permission, permit, exception, filing, publication, declaration, notice, license, right or other form of required permission from, of or with any Governmental Authority, and shall include, without limitation, each environmental and operating permit and license that is required for the ownership, current use and operation of any facility owned or leased by the Sellers, or the conduct by the Sellers of the Business.

         "Governmental Authority" shall mean any federal, state, regional, municipal, or local government, or other political subdivision thereof, U.S. or foreign, or any entity, authority, agency, court, representative or person exercising executive, legislative, judicial, regulatory or administrative functions on behalf of such governmental entity or structure.

         "Ground Lease" shall mean (i) the Ground Lease dated October 2, 1967, by and between the Port Authority of the City of Wellington, Kansas and PMI, as amended on July 22, 1981, (ii) the Airport Ground Lease dated October 25, 1984, by and between the Port Authority of the City of Wellington, Kansas and PMI and/or (iii) the Airport Ground Lease dated April 1, 1999, by and between the Port Authority of the City of Wellington, Kansas and PMI, which supersedes (i) and (ii) above.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same has been and may hereafter be amended from time to time.

         "Hazardous Substance" shall mean all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, dangerous, or toxic, pursuant to any applicable Environmental Law or any other law, rule, regulation, order, decree, or ordinance having the force of law, of any Governmental Authority, including, without limitation, all hazardous substances, oils, pollutants or contaminants as such terms are defined in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.
Section 300.5.

         "Indemnifiable Claim" shall mean any Loss for or against which any party is entitled to indemnification under this Agreement.

         "Indemnified Party" shall have the meaning set forth in Section 14.5.

         "Indemnifying Party" shall have the meaning set forth in Section 14.5.

         "Independent Accountants" shall have the meaning set forth in Section 3.3.1.

        " Intangible Personal Property" shall have the meaning set forth in
Section 2.1.5.

         "Interim Net Asset Value" shall mean (i) $26,280,857, plus (ii) capital expenditures made by the Sellers with respect to the Business from October 1, 1998 through the Closing Date, minus (iii) depreciation expense incurred by the Sellers with respect to the Assets from October 1, 1998 through the Closing Date, determined in accordance with GAAP applied on a consistent basis with the Seller Financial Statements.

         "Inventory" shall mean all inventories, including, without limitation, inventories of raw materials, scrap metal, work in progress, materials, supplies, finished goods and consigned goods, relating to the Business, whether located on the premises of the Business, in transit to or from such premises, in storage facilities or otherwise, other than those, if any, which constitute Excluded Assets or relate exclusively to the Excluded Assets.

         "IRB" shall mean the $7,000,000 Taxable Industrial Revenue Bonds, Series 1998 (Precision Machining, Inc. Project), issued pursuant to the Trust Indenture, dated as of July 1, 1998, between Sumner County, Kansas, as issuer, and The Southwest National Bank of Wichita, Wichita, Kansas, as trustee, together with all guarantees, leases and other documents and instruments entered into or delivered in connection therewith.

         "IRB Lease" shall mean (i) the Lease Agreement dated as of July 1, 1998, by and between Sumner County, Kansas and the Trust and (ii) the Sublease Agreement dated as of August 3, 1998, by and between the Trust and PMI, collectively.

         "IRS" shall mean the Internal Revenue Service.

         "Kansas Facility" shall mean (i) 429 N. West Road, Wellington, Kansas and (ii) 424 N. West Road, Wellington, Kansas.

         "Knowledge of the Sellers" shall mean the actual knowledge of Billy Bert Meridith, Billy Ross Meridith, Rob Baird, Deeta Strader, Jackie Culp or Bill Tehel.

         "Labor Agreements" shall mean, collectively, (i) all employment agreements, collective bargaining agreements or other labor agreements to which any Seller is a party or by which it or any of its properties is bound; (ii) all pension, profit sharing, deferred compensation, bonus, stock option, stock purchase, savings, retainer, consulting, retirement, welfare or incentive plans or contracts (including ERISA Plans) to which any Seller is a party or by which it or any of its properties is bound; and (iii) all plans or agreements under which "fringe benefits" (including, but not limited to, hospitalization plans or programs, medical insurance, vacation plans or programs, sick plans or programs and related benefits) are afforded to any employees of a Seller; in each case, other than those, if any, which constitute Excluded Assets or relate exclusively to employees who are employed with respect to the Excluded Assets.

         "Law" or "Laws" shall mean all constitutions, treaties, laws, statutes, codes, regulations, rules, ordinances or other binding actions or requirements of any Governmental Authority, whether domestic, foreign or international.

         "Liabilities and Costs" shall mean all indebtedness, claims, liabilities, obligations, responsibilities, losses, diminutions in value, damages, judgments, personal injury, death, punitive damages, economic damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable out-of-pocket attorney, expert, engineering and consulting fees and costs and any fees and costs associated with any investigation, feasibility, or remedial action studies), fines, penalties and monetary sanctions, and interest, whether accrued, absolute or contingent, and whether or not of a kind required by GAAP to be set forth on a financial statement or in notes thereto.

         "Licenses and Permits" shall have the meaning set forth in Section
2.1.8.

         "Loss" or "Losses" shall mean all damages, awards, judgments, payments, diminutions in value and other liabilities, however suffered or characterized, all interest thereon, all out-of-pocket costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual out-of-pocket attorneys' fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Article 14 hereof, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

         "Machines" shall mean the two sheet metal cutting (gantry) machines, machine numbers 534 and 551, together with the insulation and other equipment relating thereto, which are the subject of the IRB Lease.

         "Material Adverse Effect" shall mean any change in or effect that, either individually or in the aggregate with all other changes or effects, (i) is or would be materially adverse to (x) the business, results of operations or condition (financial or otherwise) of the Business, taken as a whole, or (y) the value or utility of the Assets, taken as a whole, or (ii) would materially impair the ability of any Seller or Purchaser to consummate the transactions contemplated by this Agreement.

         "Material Contract" shall have the meaning set forth in Section 8.24.1.

         "Material Customers" shall have the meaning set forth in Section 8.20.

         "Material Suppliers" shall have the meaning set forth in Section 8.22.

         "Material Tangible Personal Property" shall have the meaning set forth in Section 8.11.

         "Meridith" shall have the meaning set forth in the preamble to this Agreement.

         "Monthly Financial Statements" shall have the meaning set forth in
Section 6.6.

         "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six years was, contributed to by the Sellers or an ERISA Affiliate.

         "Occurrence" shall have the meaning set forth in Section 8.26.3.

         "Order" shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "PMI" shall have the meaning set forth in the preamble to this Agreement.

         "Permitted Encumbrances" shall mean (i) Encumbrances for Taxes on property not yet due and payable or which are being diligently contested in good faith and by appropriate proceedings diligently conducted, and for which the Sellers have set aside full and adequate reserves on their books as required by GAAP; (ii) Encumbrances imposed by Law, such as worker's, supplier's, carrier's, warehousemen's and mechanic's liens and other similar liens, which arise in the ordinary course of business with respect to obligations not yet due or being diligently contested in good faith by appropriate proceedings and for which the Sellers shall have set aside full and adequate reserves on their books as required by GAAP; (iii) Encumbrances arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, other social security benefits or, with respect to the foregoing, similar legislation, other than any lien imposed by ERISA; (iv) Encumbrances incurred or deposits made in the ordinary course of business to secure surety bonds provided that such Encumbrances shall extend only to cash collateral for such surety bonds and such cash collateral is included in the Assets being conveyed to Purchaser pursuant to this Agreement; (v) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Seller is a party as lessee made in the ordinary course of the Business, provided that any such bid, tender, contract or lease is included in the Assets being conveyed to Purchaser pursuant to this Agreement; (vi) zoning restrictions and minor irregularities in title applicable to any real property currently used in the operation of the Business that do not, individually or in the aggregate, materially interfere with or impair the present, intended and continued use of any such property; and (vii) Encumbrances set forth on Schedule 1.2.

         "Person" shall mean any individual, corporation, partnership, joint venture, trust, bank, unincorporated organization or government or any department, agency or political subdivision thereof.

         "Plan" shall have the meaning given in ERISA Section 3(3) (other than a Multiemployer Plan) in respect of which any Seller or any ERISA Affiliate is, or within the immediately preceding six years was, an "employer" as defined in
Section 3(5) of ERISA.

         "Post-Closing Balance Sheet" shall mean the consolidated balance sheet of the Business as of the Closing Date included in the Audit Report, after giving effect to any Agreed Adjustments and the adjustments contained in the Additional Accounting Report, if any.

         "Prepaid Items" shall have the meaning set forth in Section 2.1.6.

         " Products" shall mean products, technology and services manufactured, sold, licensed, under development or otherwise exploited or provided by a Seller in connection with the Business, or proposed in a Seller's business plans or projections to be exploited in connection with the Business, including replacement parts or components sold by a Seller for other products.

         "Profit Sharing Plan" shall mean the Precision Machining, Inc. Employee Profit Sharing Plan.

         "Purchased Contracts" shall have the meaning set forth in
Section 2.1.3.

         "Purchased Records" shall have the meaning set forth in Section 2.1.4.

         "Purchaser" shall have the meaning set forth in the Recitals hereto.

         "Purchaser Documents" shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by Purchaser in connection with this Agreement.

         "Purchaser's Obligations" shall have the meaning set forth in Section 14.7.

         "Purchaser's Plan" shall mean the defined contribution savings plan established pursuant to section 401(k) of the Code by Purchaser for employees of the Business.

         "Real Property Lease" shall have the meaning set forth in Section 12.8.

         "Recalls" shall have the meaning set forth in Section 8.26.1.

         "Receivables" shall have the meaning set forth in Section 2.1.2.

         "Refund Claim" shall have the meaning set forth in Section 7.3.

         "Reportable Event" shall mean any reportable event as defined in
Section 4043 of ERISA.

         "Representative" shall mean Billy Bert Meridith, as representative of the Sellers under the Sellers Representative Agreement, or any successor representative or representatives appointed under the Sellers Representative Agreement.

         "Restrictive Covenants" shall mean the covenants and agreements of the Sellers contained in Sections 7.1 and 7.2.

         "Seller" or "Sellers" shall have the respective meanings set forth in the Recitals hereto.

         "Seller Financial Statements" shall have the meaning set forth in
Section 8.5.1.

         "Sellers Representative Agreement" shall have the meaning set forth in
Section 6.15.

         "Stock Option Plan" shall mean the Stellex Precision Machining, Inc. 1999 Stock Option Plan, substantially in the form of Exhibit B hereto.

         "Tangible Personal Property" shall have the meaning set forth in
Section 2.1.1.

         "Tax Returns" shall mean, collectively, all Federal, state, foreign and local tax reports, returns, information returns and other related documents required to be filed by any relevant taxing authority.

         "Taxes" shall have the meaning set forth in Section 4.2.

         "Termination Event" shall mean (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of the Sellers or any ERISA Affiliate from a Plan during a plan year in which the Sellers or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Sellers or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (vi) the partial or complete withdrawal of the Sellers or any ERISA Affiliate from a Multiemployer Plan.

         "Total Purchase Price" shall have the meaning set forth in Section 3.1.

         "Transaction Proposal" shall have the meaning set forth in Section 6.7.

         "Trust" shall have the meaning set forth in the preamble hereto.

         "Warranty Claim" shall have the meaning set forth in Section 7.3.

         "Warranty Work" shall have the meaning set forth in Section 7.4.

                                    ARTICLE 2
                         BUSINESS AND ASSETS BEING SOLD

         Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Sellers and Purchaser herein set forth, at the Closing, the Sellers shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from the Sellers, all of the Sellers' right, title and interest, as of the Closing Date, in and to the Assets. The Assets shall be conveyed free and clear of all liabilities, obligations and Encumbrances, other than the Assumed Liabilities and Permitted Encumbrances. For purposes of this Agreement, the term "Assets" shall mean all of the goodwill, assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of the Sellers, which are used in, or which were acquired in connection with, the operation of the Business, excepting only the Excluded Assets and any of the foregoing which relate exclusively to the Excluded Assets. The Assets shall include, but not be limited to, the following:

         2.1.1 all furniture, fixtures, equipment, machinery, trucks, tooling, automobiles, tools, supplies, spare parts, computer hardware, construction in progress and other tangible assets used in, or which were acquired in connection with, the operation of the Business, including, without limitation, any equipment or other tangible assets subject to a lease between a Seller and any other Seller (the "Tangible Personal Property");

         2.1.2 all accounts, notes, accounts receivable, contract rights, drafts and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration relating to the Business, whether for goods sold or leased, services performed or to be performed, or otherwise, together with all guarantees, security agreements and rights and interests securing the same (the "Receivables");

         2.1.3 all of the rights and benefits accruing under all Contracts relating to the Business, including all Contracts entered into by each Seller after the date hereof and until the Closing Date in compliance with the terms of this Agreement (the "Purchased Contracts");

         2.1.4 all operating data, files, general records, Customer Lists, employee records, correspondence and other written records of each Seller, to the extent relating to the Business and/or the Assets, wherever located (the "Purchased Records");

         2.1.5 all of the intellectual property rights, marketing rights, proprietary rights and other intangible properties, to the extent relating to the Business, including, without limitation, (i) the rights to the corporate name of PMI and those set forth in Section 16.1; (ii) trademarks, service marks, trade names, and each registration and application for any of the foregoing; (iii) statutory, common law and registered copyrights, and each registration and application therefor; (iv) patents and associated inventions, industrial models, processes and designs, technical information, know-how and operating, maintenance or other manuals and each registration and application for any of the foregoing; (v)

                  "software" and associated documentation; (vi) trade secrets, including related processes or items of know-how or other technical data and (vii) those items described on Schedule 8.9 (the "Intangible Personal Property");

         2.1.6 all prepaid and deferred items, to the extent relating to the Business, including all prepaid rentals and unbilled charges, fees and deposits (the "Prepaid Items");

         2.1.7 all of the goodwill of the Business as a going concern (the "Goodwill");

         2.1.8 all of the rights to the licenses, permits, approvals, clearances and authorizations desirable or required to conduct the Business, including all Environmental Permits (the "Licenses and Permits");

         2.1.9    all of the Inventory relating to the Business;

         2.1.10 all rights and claims against third parties arising out of, relating to or in respect of the Business or the Assets, including, without limitation, all causes of action, rights of recovery and rights of set-off of any kind, all rights under express or implied warranties from suppliers to any Seller and all other interests in or claims, rebates, refunds or payments from or against vendors; and

         2.1.11 all other properties, tangible or intangible, not otherwise referred to above, to the extent relating in any manner to the Business, other than those, if any, which constitute Excluded Assets or relate exclusively to the Excluded Assets.

        Section 2.2 Excluded Assets. Anything to the contrary set forth in Section notwithstanding, the Assets shall exclude: (i) the Total Purchase Price and each Seller's respective rights under this Agreement and the other Purchaser Documents; (ii) any shares of capital stock of PMI and BK Metals; (iii) the corporate minute books and stock records of PMI and BK Metals;
(iv) the land and building comprising the Kansas Facility; (v) the interests of the Sellers in the corporate name "BK Metals;" (vi) cash and Cash Equivalents held by the Sellers; (vii) the Cessna Citation Jet; and (viii) the assets described on Schedule (collectively "Excluded Assets").

                                    ARTICLE 3
                        PURCHASE PRICE AND PAYMENT TERMS


        Section 3.1  Purchase of the Assets by Purchaser; Total
Purchase Price. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase the Assets from the Sellers and to pay to the Representative, on behalf of the Sellers, the Total Purchase Price. The "Total Purchase Price" shall consist of $85,568,000 (the "Base Purchase Price"), minus the Adjustment Amount, if any.

         Section 3.2      Payment of Purchase Price.

         3.2.1 Not later than one day prior to the Closing Date, the Sellers shall prepare and deliver to Purchaser an estimated balance sheet for the Business as of the Closing Date (the "Closing Date Balance Sheet"), which balance sheet shall have been prepared in conformity with GAAP applied on a basis consistent with the Audited Balance Sheet (provided that in the event of any conflict between those principles required under GAAP and those principles required for consistency, the principles required under GAAP shall control) and shall not reflect the results of or otherwise give effect to Purchaser's purchase of the Assets under this Agreement and the accounting treatment thereof and a notice setting forth the Sellers' good faith estimate of the Adjustment Amount (the "Estimated Adjustment Amount"), together with a schedule setting forth in detail the calculations supporting the Sellers' computation thereof.

         3.2.2    At the Closing, Purchaser shall deliver:

                  (a) an amount equal to the Base Purchase Price, minus the Estimated Adjustment Amount, if any, minus the $6,000,000 Escrow Amount, to the Representative, on behalf of the Sellers, by wire transfer of immediately available funds in the City of New York to an account specified by the Representative not later than 5 days prior to the Closing Date; and

                  (b)      to the Escrow Agent, the Escrow Amount.

         3.2.3 Promptly, but in any event not later than 5 days after the final determination of the Adjustment Amount pursuant to
                  Section 3.3, (i) in the event that the Estimated Adjustment Amount exceeds the Adjustment Amount, Purchaser shall pay to the Representative, on behalf of the Sellers, by wire transfer of immediately available funds in the City of New York an amount equal to such excess plus interest thereon from the Closing Date to the date of payment thereof at the Agreed Rate, or (ii) in the event the Adjustment Amount exceeds the Estimated Adjustment Amount, the Representative, on behalf of the Sellers, shall take all action necessary to cause the Escrow Agent to pay to Purchaser, from the Escrow Fund, in immediately available funds in the City of New York an amount equal to such excess plus interest thereon from the Closing Date to the date of payment thereof at the Agreed Rate. The Representative and each of the Sellers, shall be liable, jointly and severally, to Purchaser to the extent the Escrow Fund is insufficient to cover the payment referred to in clause (ii) above. Any amount owing from the Representative and the Sellers pursuant to the preceding sentence shall bear interest from the Closing Date to the date of payment thereof at the Agreed Rate and be payable by wire transfer of immediately available funds in the City of New York.

   Section 3.3    Purchase Price Adjustment.

         3.3.1 Physical Inventory; Closing of Books; Purchaser's Audit. On the day after the Closing Date, Purchaser shall direct Deloitte & Touche LLP (the "Independent Accountants") to conduct a physical inventory (in accordance with GAAP) of all of the Inventory of the Business (including, without limitation, all "offshore" inventory), such physical inventory to be completed as promptly as practicable but in any event not later than 10 days after the Closing Date. Each Seller shall, and shall cause its representatives to, cooperate with Purchaser and/or its representative and provide all information necessary to facilitate such physical inventory. The Sellers shall initiate and shall take all actions necessary to effect a closing (effective as of the Closing
                  Date) of the books of account of the Business. Promptly (and, in any event, within 30 days) following the Closing Date, Purchaser shall prepare a consolidated balance sheet of the Business as of the Closing Date, which balance sheet shall have been prepared in conformity with GAAP applied on a consistent basis with the Audited Balance Sheet (provided that in the event of any conflict between those principles required under GAAP and those principles required for consistency, the principles required under GAAP shall control) and shall not reflect the results of or otherwise give effect to Purchaser's purchase of the Assets and the accounting treatment thereof. Purchaser shall direct the Independent Accountants to audit such balance sheet in accordance with the standards of the American Institute of Certified Public Accountants, such audit to be completed as promptly as practicable but in any event not later than 90 days following the Closing Date. Within such 90-day period, Purchaser shall deliver to the Representative the audit report (the "Audit Report") with respect to such balance sheet and a notice setting forth Purchaser's good faith calculation of the Adjustment Amount (the "Audited Adjustment Amount"), together with a schedule setting forth in detail the calculations supporting Purchaser's computation thereof.

         3.3.2 Review by Representative. Promptly following receipt of the Audit Report and the Audited Adjustment Amount, the Representative shall review the same and, as promptly as practicable, but in any event not later than 30 days thereafter, shall deliver to Purchaser either (i) a written notice stating that the Audit Report and the Audited Adjustment Amount are accepted by the Representative, on behalf of the Sellers, or (ii) a written notice stating that the Audit Report and the Audited Adjustment Amount are not accepted by the Representative, on behalf of the Sellers. In the event the Representative delivers to Purchaser such a written notice stating that the Audit Report and the Audited Adjustment Amount are accepted by the Representative or does not deliver such a certificate of objection within such 30-day period, the Audited Adjustment Amount shall, upon the earlier of such delivery or the end of such 30-day period be final and binding as the Adjustment Amount under this Agreement. In the event the Representative so objects within such 30-day period, the Representative and Purchaser shall endeavor to resolve by written agreement (the "Agreed

                  Adjustments") any differences in the Audited Adjustment Amount and, in the event the Representative and Purchaser so resolve any such differences, the Audited Adjustment Amount, as adjusted by the Agreed Adjustments, shall be final and binding as the Adjustment Amount under this Agreement.

         3.3.3 Audit by Additional Accounting Firm. In the event any objections lodged by the Representative in accordance with
                  Section 3.3.2 above are not resolved by Agreed Adjustments within the 30-day period next following the 30-day period referred to in Section 3.3.2, then Purchaser and the Representative shall jointly select a national accounting firm acceptable to both Purchaser and the Representative (or, if they cannot agree on such selection, they shall select a national (big-five) accounting firm by lot after eliminating the Independent Accountants and any firm that has had a business relationship with any Seller or any of their respective Affiliates within the past three years) and shall direct the firm so selected (the "Additional Accounting Firm") to conduct, as promptly as practicable, but in any event not later than 30 days after such direction, such audit of the Audited Adjustment Amount as they believe to be necessary to resolve the objections (it being understood that under no circumstances shall the Additional Accounting Firm be charged with reconsidering or conducting an audit of any elements of the Audited Adjustment Amount as to which no objection has been lodged by the Representative and which do not bear directly on the matters or conclusions objected to by the Representative), and to deliver a written notice (the "Additional Accounting Report") to each of Purchaser and the Representative setting forth what adjustments, if any, to the Audited Adjustment Amount the Additional Accounting Firm believes to be required under GAAP, applied on a basis consistent with the Audited Balance Sheet, and this Agreement to resolve such objections, and the amount of the Adjustment Amount after giving effect to such adjustments (such Audited Adjustment Amount if and as so adjusted being the "Final Audited Adjustment Amount"). In such event, the Final Audited Adjustment Amount shall be final and binding as the Adjustment Amount under this Agreement.

         3.3.4 Access to Information; Fees and Expenses. The parties hereto shall make available to Purchaser, the Representative, the Independent Accountants and, if applicable, the Additional Accounting Firm, such books, records and other information (including all work papers, summary memoranda and summary conclusions of the Independent Accountants) as any of them may reasonably request to prepare and review the Audit Report or the Additional Accounting Report in accordance with the terms of this Section 3.3. The fees and expenses of the Additional Accounting Firm, if any, shall be paid 50% by Purchaser and 50% by the Representative, on behalf of the Sellers.

         Section 3.4 Allocation of Purchase Price. It is understood that the total consideration to be received by the Sellers for the transfer of the Assets to Purchaser and the Restrictive Covenants shall be the Total Purchase Price, plus Purchaser's assumption of the Assumed Liabilities. Such total consideration, including the Total Purchase Price, shall be reported on IRS Form 8594 and allocated as follows:

                ----------------------------------------------------------------
                Inventory                                    The book value
                                                             thereof reflected
                                                             on Purchaser's
                                                             Post-Closing
                                                             Balance Sheet, as
                                                             adjusted to reflect
                                                             the Adjustment
                                                             Amount.

                ----------------------------------------------------------------
                Tangible Personal Property

                         Computer hardware                   $3,500,000
                              and software
                              systems

                Other Tangible Personal
                Property                                     $24,068,000

                ----------------------------------------------------------------
                Receivables                                  The book value
                                                             thereof reflected
                                                             on Purchaser's
                                                             Post-Closing
                                                             Balance Sheet, as
                                                             adjusted to reflect
                                                             the Adjustment
                                                             Amount.

                ----------------------------------------------------------------
                Intangible Personal Property                 $0

                ----------------------------------------------------------------
                Contracts                                    $0

                ----------------------------------------------------------------
                Licenses and Permits                         $0

                ----------------------------------------------------------------
                Prepaid                                      Items The book
                                                             value thereof
                                                             reflected on
                                                             Purchaser's
                                                             Post-Closing
                                                             Balance Sheet, as
                                                             adjusted to reflect
                                                             the Adjustment
                                                             Amount.

                ----------------------------------------------------------------
                Restrictive Covenants                        $10,000

                ----------------------------------------------------------------
                Goodwill                                     The balance of the
                                                             Total Purchase
                                                             Price



                  Each party hereto further agrees that said party shall not file any Tax Return (or treat any item or items thereon) nor make any other statement or submission to the IRS, any comparable state agency, or any other Governmental Authority, which Tax Return, item, statement or submission is inconsistent in whole or in part with the foregoing allocation.

         Section  3.5  Escrow  Agreement and Escrow Amount.

         3.5.1 Purchaser shall deposit the Escrow Amount in escrow with the Escrow Agent, in an account bearing Meridith's social security number, for the purposes of (i) satisfying any liabilities of the Representative or any Seller to Purchaser pursuant to
                  Section 3.2.3 in connection with the determination of the Adjustment Amount and (ii) satisfying any liabilities of the Representative or any Seller to Purchaser pursuant to Article 14 whereby the Representative and the Sellers have agreed to indemnify Purchaser against certain losses, damages and expenses.

         3.5.2 The Escrow Amount and any interest or earnings thereon shall be disbursed by the Escrow Agent in accordance with the provisions of Section 3.2.3, Section 14.7 and the Escrow Agreement.

         Section 3.6 Taxes. All Taxes and other governmental charges (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement) payable in connection with the transfer of the Assets as contemplated by this Agreement shall be paid by the Sellers.

                                    ARTICLE 4
                           ASSUMPTION OF LIABILITIES


         Section 4.1 Assumed Liabilities. Pursuant to an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit C, and as further consideration for the purchase and sale of the Assets, Purchaser shall, from and after the Closing Date, assume, perform, discharge and pay when due those obligations and liabilities of the Sellers relating to the Business which are specifically set forth in this Section 4.1, but only to the extent specifically set forth in this Section 4.1 and subject to any contrary provisions which may be contained in Section 4.2:

         4.1.1 all unpaid or unperformed obligations or liabilities of each Seller under the Purchased Contracts assigned to Purchaser hereunder arising from and after the Closing, but not arising out of any breach or default thereof prior to the Closing.

         4.1.2 all unpaid or unperformed obligations or liabilities of the Sellers under the Licenses and Permits assigned to Purchaser hereunder arising from and after the Closing, but not arising out of any breach or default thereof prior to the Closing;

         4.1.3 all trade payables of the Sellers with respect to the Business existing as of the Closing, but only to the extent (i) reflected on the Closing Date Balance Sheet and included in the calculation of the Adjustment Amount and (ii) also reflected on the face of the Audited Balance Sheet (excluding the notes thereto) or knowingly and intentionally incurred by the Sellers in the ordinary course of the Business after the Balance Sheet Date consistent with past practices and in conformity with the Sellers' representations, warranties and covenants contained in this Agreement and not as a result of any breach of contract, breach of warranty, tort or infringement of the rights of another by any Seller;

         4.1.4 all unpaid or unperformed wages, salaries, payroll taxes, sick pay, vacation pay, fringe benefits, other employee benefits (including accrued retirement benefits of $90,000) and "PIE" bonus for April, 1999 accrued as of the Closing (except those constituting Excluded Liabilities), but only to the extent (i) reflected on the Closing Date Balance Sheet and included in the calculation of the Adjustment Amount and (ii) also reflected on the face of the Audited Balance Sheet (excluding the notes thereof) or knowingly and intentionally incurred by the Sellers in the ordinary course of the Business after the Balance Sheet Date consistent with past practices and in conformity with the Sellers' representations, warranties and covenants contained in this Agreement and not as a result of any breach of contract, breach of warranty, tort or infringement of the rights of another by the Sellers, and only with respect to employees of the Sellers who continue in the employ of Purchaser and who do not request payment thereof in cash from the Sellers as of the Closing Date; and

         4.1.5 The performance of all warranty work arising from and after the Closing, but only to the extent such warranty work relates to Products of the Sellers manufactured and sold by the Sellers prior to the Closing and any potential liability is reflected on the Closing Date Balance Sheet and included in the calculation of the Adjustment Amount.

         The items listed above in Sections 4.1.1 through 4.1.5, together with any other obligations or liabilities to the extent reflected on the Closing Date Balance Sheet and included in the calculation of the Adjustment Amount, are collectively referred to as the "Assumed Liabilities".

         Section 4.2 Excluded Liabilities. Except to the extent expressly assumed by Purchaser pursuant to Section 4.1, Purchaser shall not assume or be liable for any liabilities or obligations of any Seller, whether the same are direct or indirect, fixed, contingent or otherwise, known or unknown, whether existing on the Closing Date or arising thereafter as a result of any act, omission or circumstance taking place prior to the Closing. The liabilities not specifically assumed by Purchaser pursuant to Section 4.1 hereof shall be referred to herein collectively as the "Excluded Liabilities." Excluded Liabilities shall include, without limitation, the following:

         4.2.1 the obligations and any liabilities of each Seller arising under this Agreement;

         4.2.2 the obligations of any Seller for any and all taxes imposed by any United States federal, state, or local, or any foreign, taxing authority, including, without limitation, all income, gross receipts, sales, capital gains, windfall profits, severance, stamp, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, value added, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on, minimum, estimated or other tax of any kind whatsoever (including interest, penalties and other additions thereto) (collectively, "Taxes") arising from the operations of any Seller or the Business on or prior to the Closing, including those set forth on Schedule 8.15;

         4.2.3 the obligations of any Seller for Taxes imposed by any Governmental Authority on or arising out of the sale or transfer of the Assets pursuant to this Agreement;

         4.2.4 the obligations of any Seller for fees or expenses incurred in connection with the negotiation, preparation or approval of this Agreement and/or the sale of the Assets pursuant hereto, including, without limitation, the fees and expenses of counsel, independent auditors, brokers, bankers, investment bankers and other advisers;

         4.2.5 any obligation or liability of the Sellers relating to the Ground Lease;

         4.2.6 all liabilities or obligations of any nature to any past or present shareholder of any Seller or other Affiliate of any Seller or any severance, "parachute" or similar payment to any officer, director or employee of any Seller arising by virtue of the transactions contemplated by this Agreement;

         4.2.7 all liabilities arising from the ownership and operations of the Business prior to the Closing, including, without limitation, all liabilities in respect of indebtedness for borrowed money in whatever form or manner incurred, whether secured or unsecured, matured or unmatured and regardless of the terms and conditions of any notes, instruments, mortgages or other agreements evidencing, relating to or securing such indebtedness, and all liabilities in respect of the deferred portion of the purchase price for any Assets;

         4.2.8 all liabilities arising from the operation of any successor liability Laws, including, without limitation, "bulk sales" statutes, to the extent that non-compliance therewith or the failure to obtain necessary clearances would subject Purchaser or the Assets to the claims of any creditors of a Seller, or would subject any of the Assets to any Encumbrances or other restrictions;

         4.2.9 any liabilities or obligations of any Seller not related to the operation of the Business;

         4.2.10 all liabilities or obligations of each Seller which pertain to the Excluded Assets;

         4.2.11 all liabilities or obligations of any Seller in respect of litigation of any kind or nature, including, without limitation, any adverse claim, dispute, governmental investigation, suit, action (including, without limitation, nonjudicial real or personal property foreclosure actions), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting any Seller, the Business or the Assets, including, without limitation, all liabilities, costs and other obligations arising in connection with the litigation styled "Sylvester Alexander, Plaintiff vs. Precision Machining, Inc., Defendant" filed in the United States District Court for the District of Kansas and those matters set forth on Schedule 8.16;

         4.2.12 all liabilities or obligations of any Seller arising in connection with the adoption, maintenance or termination of any Plan, including, without limitation, any Plan listed on
                  Schedule 8.18.

         4.2.13 all liabilities or obligations of any Seller relating to the IRB Lease, the IRBs or the Credit Agreement; and

         4.2.14 all liabilities or obligations of any Seller relating to the accrual of employee bonuses or other compensation, or compensation payable as a result of the transactions contemplated by this Agreement, provided, however, the Sellers' "PIE" bonus payable with respect to April, 1999 and $90,000 in accrued retirement benefits will not constitute an Excluded Liability.

         Section 4.3 Contested Obligations. Nothing contained in this Agreement shall require Purchaser to pay or discharge any debts, obligations or liabilities expressly assumed hereby so long as Purchaser shall in good faith contest the amount or validity thereof.

                                    ARTICLE 5
                                  THE CLOSING

         Section 5.1  Closing Date. The closing date (the "Closing
Date") shall be April 22, 1999, provided, however, that Purchaser or the Sellers, in their sole discretion, may extend the Closing Date to any business day on or before April 30, 1999 to permit the satisfaction of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement as set forth in Article 12 and 13, as applicable. The closing ("Closing") shall take place at the offices of Winston & Strawn, 200 Park Avenue, New York, New York beginning at 9:00 a.m., on the Closing Date or at such other place as the parties shall agree to in writing in advance thereof.

         Section 5.2  Relinquishment of Control. At the Closing, the
Sellers shall turn over actual possession and control of all of their respective Assets to Purchaser by delivering the keys to the Kansas Facility and taking such other action that may be required or reasonably requested by Purchaser to effect such transfer of possession and control.

         Section 5.3 Closing Date Deliveries. At the Closing, Purchaser and the Sellers shall deliver or cause to be delivered to each other the deliveries required by Articles 12 and 13 hereof.

         Section 5.4 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using its Best

Efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including any Governmental Authority), challenging this Agreement. In addition, each Seller shall provide such information and assistance as Purchaser shall reasonably request or require in connection with the financing of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Sellers shall use their Best Efforts to cause their accountants, attorneys, advisors, employees and other representatives to cooperate with Purchaser in order to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the financing of such transactions. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action, subject to the reimbursement of their related out-of-pocket costs.

                                    ARTICLE 6
                               CERTAIN COVENANTS

         Section 6.1 Access to Books and Records and Personnel. Upon reasonable prior notice during business hours, each Seller shall at all times prior to the Closing Date make the books, accounts, inventory, equipment, records (financial and other), technical information, Contracts and such other documents and information regarding the Business or Assets available for examination, audit and inspection, including access for the purposes of conducting environmental audits, by Purchaser and its officers, employees, financial advisors, financing sources, consultants, accountants, attorneys and authorized representatives. Each Seller shall furnish Purchaser as promptly as practicable with such documents or copies thereof, and other information concerning the Business or Assets, including, without limitation, any financial and operating data or other periodic financial information, as Purchaser shall, from time to time, reasonably request. In addition, each Seller shall give Purchaser access at mutually agreed upon times and places to such officers, managers, employees, accountants, advisors and other representatives of such Seller as Purchaser shall reasonably request. No investigation by Purchaser shall, however, diminish or obviate in any way, or affect Purchaser's right to rely upon, any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or any other Company Documents. Purchaser hereby agrees that any such access provided hereunder shall not unreasonably interfere with the normal operations of the Business.

         Section 6.2 Post-Closing Access. It is recognized that the Sellers may need tax, financial or other data after the Closing Date with respect to the

Assets or the Business (or any combination thereof) covering fiscal periods prior to the Closing Date for the purpose of preparing tax returns for such periods. Purchaser will render reasonable cooperation and will afford reasonable access during normal business hours to all books, records, data and personnel concerning the Assets and the Business with respect to periods prior to and including the Closing Date to the Sellers and their auditors, accountants, counsel or other authorized representatives for such purpose.

         Section 6.3  Notice of Certain Events. On or prior to the
Closing Date, each Seller shall give Purchaser prompt notice of its knowledge of the occurrence of any of the following relating to the Business:

         6.3.1 the commencement of any proceeding or litigation at law or in equity or before any Governmental Authority;

         6.3.2 any violation by a Seller (or notice of potential violation) of any Environmental Law or other Law;

         6.3.3 the commencement or threat of any actions, suits, claims, investigations or proceedings against, relating to or involving or otherwise affecting any party hereto;

         6.3.4 any fact or circumstance which would make any representation or warranty set forth herein untrue or inaccurate in any material respect as of the Closing Date or as of the date of this Agreement;

         6.3.5 any condition set forth in this Agreement to be unsatisfied as of the Closing Date;

         6.3.6 any Transaction Proposal, including, without limitation, the terms proposed and the identity of such offeror;

         6.3.7 material damage to any of the Assets in an amount in excess of $50,000;

         6.3.8 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or

         6.3.9 any occurrence, event or circumstance affecting or relating to the Assets or the Business that is outside the ordinary course of the Business.

         Section 6.4 Conduct of Business by the Sellers. Between the date of this Agreement and the Closing Date, the Sellers will cause the Business to be operated only in the ordinary course and consistent with past practices. Each Seller will use its Best Efforts to do the following in the ordinary course of the Business: (i) preserve intact the Business and the business organizations of PMI and BK Metals; (ii) maintain in effect all material licenses, permits, and approvals of Governmental Authorities which are necessary for the conduct of the Business; (iii) maintain, preserve and keep the Assets in good condition and repair; (iv) keep available to Purchaser the services of the Business' present management and workforce; and (v) maintain the existing business relationships with suppliers, customers and distributors and others having business dealings with it. Except as otherwise contemplated by or permitted by this Agreement, or as otherwise consented to or approved by Purchaser in writing, the Sellers, with respect to the Business and/or the Assets, shall not (to the extent applicable):

         6.4.1 amend their respective Articles of Incorporation, Bylaws or other organizational documents or take any corporate or other action if any such amendment or action would have an adverse effect on the ability of any Seller to consummate the transactions contemplated by this Agreement or otherwise adversely affect the value, utility or transferability of the Assets;

         6.4.2 except as set forth on Schedule 6.4, increase the compensation or rate of compensation payable or to become payable to any of the present or former employees, directors, consultants or officers of any Seller, nor make any increase in compensation or rate of compensation or benefits payable or to become payable to employees, directors, consultants or officers of any Seller who are parties to separation, severance, or employment agreements with a Seller, nor enter into any separation, severance, or "change in control" agreements with any of their present or former employees, officers, consultants or directors, nor enter into any written or oral employment agreement;

         6.4.3 except as set forth on Schedule 6.4, set aside, or pay to any present or former officer, director, consultant or employee of any Seller any bonus, profit-sharing, severance, retirement, insurance, death, fringe benefit, or other extraordinary compensation, nor adopt, amend, fund or commit itself to fund any employee benefit plan or account related to any Plan with or for the benefit of any of the present or former employees, consultants, directors or officers of any Seller;

                  6.4.4 acquire any business entity or all or substantially all of the assets of a business entity or make any other investment outside the ordinary course of business;

                  6.4.5 except as set forth on Schedule 6.4, make any capital expenditures, the aggregate amount of which are in excess of $100,000, other than (i) emergency repairs, or (ii) those required in the ordinary course of business;

                  6.4.6 create or incur any Liabilities and Costs (absolute or contingent) that would constitute an Assumed Liability outside the ordinary course of the Business;

                  6.4.7 create or incur any Encumbrance on any Asset, or fail to take action to discharge any involuntary Encumbrance on any Asset, in each case except for Permitted Encumbrances;

                  6.4.8 amend, terminate, fail to renew or renegotiate any Material Contract or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of their respective obligations under any Material Contract or enter into any new Material Contract or take any action that would jeopardize the continuance of its relationships with any Material Supplier or Material Customer;

                  6.4.9 pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practices of the Business or in accordance with their terms, of liabilities reflected or reserved against in the Audited Balance Sheet, or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices and in accordance with the Sellers' representations, warranties and covenants contained in this Agreement;

                  6.4.10 institute, settle, or agree to settle any claim, action, or proceeding involving an expenditure in excess of $100,000, or involving any contingent or non-monetary obligation having value in excess of $100,000, before any court or other Governmental Authority;

                  6.4.11 dispose of or permit to lapse any rights to the use of any Intangible Personal Property or disclose any Intangible Personal Property not a matter of public knowledge;

                  6.4.12 fail to maintain such liability, casualty, property, loss, and other insurance coverage upon the Assets and Products relating to the Business and with respect to the conduct of the Business, on such terms, in such amounts, and with such insurance carriers and to such extent and covering such risks as are maintained on the date hereof;

                  6.4.13 dispose of any Assets, except for dispositions of obsolete property and the sale of Inventory in the ordinary course of the Business;

                  6.4.14 compromise or otherwise settle any claims, or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith), or file any appeal from an asserted deficiency, except in a form previously approved by Purchaser in writing, or file or amend any Tax Return, in any case before furnishing a copy to Purchaser and affording Purchaser an opportunity to consult with respect thereto;

                  6.4.15 make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure;

                  6.4.16 terminate or fail to renew or preserve any Licenses or Permits used in, or necessary for, the operation of the Business;

                  6.4.17 fail to collect Receivables and pay accounts payable in the ordinary course of business consistent with past practices of the Business;

                  6.4.18 deviate from past practice in the ordinary course with respect to maintenance of Inventory;

                  6.4.19 fail to maintain and comply, in all material respects, with all applicable Laws and Orders, including, without limitation, all Governmental Approvals;

                  6.4.20 fail to maintain working capital components at such levels as are consistent with past practice and appropriate in connection with the financing of the Business' operations;

                  6.4.21 fail to maintain Inventory levels as are consistent with past practice and appropriate in connection with the operation of the Business;

                  6.4.22   make special or extraordinary payments to any Person;
                           or

                  6.4.23 authorize any of, or commit or agree to take any of, the foregoing actions.

In addition to the foregoing, the Sellers shall not take any action that would reasonably be expected to result in (i) any of the representations and warranties of the Sellers set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the consummation of the transactions contemplated by and set forth in this Agreement not being satisfied in any material respect.

         Section 6.5 HSR Act Filing; Regulatory Matters.

                  6.5.1 Unless the same has been completed prior to the date hereof, the parties shall, as soon as practicable after the date hereof, file Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to the transactions contemplated herein, shall file requests for early termination and shall use their respective Best Efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation. To the extent permitted by Law, the parties shall request such government agencies to treat as confidential all information submitted to them. Purchaser shall pay the entire cost of the $45,000 HSR Act filing fee.

                  6.5.2 The Sellers and Purchaser will make, or cause to be made, all other necessary governmental and regulatory filings, as soon as practicable after the date hereof, in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, each of the Sellers and Purchaser will use its Best Efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary Governmental Approvals and consents of all third parties necessary for the consummation of the transactions contemplated by this Agreement. Except as provided in Section 6.4.1, each of the Sellers and Purchaser shall use its Best Efforts to provide such information and communications to Governmental Authorities as such Governmental Authorities may request.

                  Section 6.6 Updated Financial Information. The Sellers have delivered to Purchaser complete copies of internal unaudited monthly statements of earnings and balance sheets ("Monthly Financial Statements") of the Business for the period from October 1, 1998 through March 31, 1999. From the date hereof until the Closing Date (or the earlier termination of this Agreement), as soon as internally available and in any event within 25 days after the end of each calendar month, the Sellers shall deliver to Purchaser complete copies of the Monthly Financial Statements for the previous calendar month. Each Seller represents and covenants that, except for normal interim and year-end audit adjustments, the Monthly Financial Statements referred to in the preceding two sentences have been or shall be prepared in accordance with GAAP consistently applied (except for changes required by GAAP), and do or shall fairly present in all material respects the consolidated financial condition and results of operations of the Business as of the dates indicated and for the periods then ended.

                  Section 6.7 Transaction Proposals. From the date hereof until the Closing Date (or the earlier termination of this Agreement), the Sellers shall not authorize, encourage or direct any of their respective officers, directors, consultants, employees, shareholders, Affiliates (over which they exercise control), investment bankers, attorneys, advisors, auditors, representatives or agents to, directly or indirectly, (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person or group of Persons relating to any acquisition or purchase of assets of, or any equity interest in, any Seller, the Business or the Assets or any tender or exchange offer, merger, consolidation, business combination, recapitalization, restructuring, spin-off, liquidation, dissolution or similar transaction involving, directly or indirectly, any Seller, the Business or the Assets (each a "Transaction Proposal"), (ii) participate in any discussions or negotiations regarding any Transaction Proposal or furnish information about any Seller, the Business or the Assets to any Person except to (x) lenders and other parties to agreements with any Seller (for the specific purpose set forth in such agreements, which in no event shall include a Transaction Proposal) and (y) Purchaser or its representatives, (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or enter into a Transaction Proposal, or (iv) accept, approve or authorize, or enter into any agreement concerning any Transaction Proposal or dispose of any equity interest in any Seller, the Business or the Assets. The Sellers shall use their respective Best Efforts to cause their shareholders, Affiliates, agents, officers, directors, investment bankers, advisors, representatives and Affiliates to abide by the terms of this Section 6.7. In the event that any Seller receives or becomes aware of any Transaction Proposal, it shall promptly notify Purchaser in writing of such communication and keep Purchaser informed of any subsequent developments in connection therewith.

                  Section 6.8 Customers and Suppliers. Each Seller shall, as promptly as practicable after the date hereof, seek and use its Best Efforts to arrange such meetings and telephone conferences with all Material Customers and Material Suppliers of the Business as may be necessary and appropriate for Purchaser to conduct a comprehensive review of such Seller's relations with the Material Customers and Material Suppliers of the Business.

                  Section 6.9 Backlog. On the Closing Date, the Sellers shall deliver to Purchaser a list of Contracts constituting the customer backlog of the Business as of the most recent practicable date prior to the Closing Date, which list shall be true, correct and complete.

                  Section 6.10 Arrangements with Employees. From the date hereof until the Closing Date, the Sellers shall use their respective Best Efforts to retain employees of the Business and permit Purchaser to approach and negotiate with any or all employees of the Sellers, including, without limitation, managerial personnel, in an effort to persuade them to continue in the employ of the Sellers pending the Closing and thereafter to become employees of Purchaser.

                  Section 6.11 Transfer of Licenses and Permits. From and after the date hereof, the Sellers shall use their respective Best Efforts to obtain all necessary governmental approvals to the assignment to Purchaser of those of the Licenses and Permits which are by Law or by their terms assignable to Purchaser. Any transfer, processing or other fees and expenses incurred to a governmental entity (whether paid before or after the Closing) on or prior to the date hereof in connection with any such assignments shall be borne by the Sellers.

                  Section 6.12 Purchaser's Licenses and Permits. From and after the date hereof, the Sellers shall use their respective Best Efforts to enable Purchaser to obtain from the relevant Governmental Authorities all non-assignable licenses and permits needed by Purchaser to own the Assets and operate the Business. Each party shall bear its own costs and expenses incurred in connection with the administrative processing of any such applications, and any such license or permit application processing fees shall be borne by the Sellers.

                  Section 6.13 Transfer of Certain Contracts. From and after the date hereof, the Sellers shall use their respective Best Efforts to obtain the necessary consents to the assignment of each Purchased Contract which by its terms requires the consent of any of the other contracting parties thereto to an assignment thereof to Purchaser. All costs, transfer fees and other expenses incurred by the parties in the process of obtaining such consents, whether incurred before or after the Closing Date, shall be borne by the Sellers.

                  Section 6.14  COBRA. Each Seller shall have the
responsibility for providing health care continuation coverage to any of its employees terminated before the Closing, any of its employees who decline offers of employment by Purchaser following the Closing and to former employees presently receiving continuation coverage. If any Seller ceases to maintain any group health plan it shall reimburse Purchaser for costs incurred by Purchaser in providing continuation coverage to persons described in the preceding sentence.

                  Section 6.15 Sellers Representative Agreement. Each Seller has executed the Sellers Representative Agreement, substantially in the form of Exhibit D (the "Sellers Representative Agreement"), irrevocably appointing the Representative to act on its behalf in connection with the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of all bills of sale, tax certifications and other certificates and documents to be delivered to Purchaser in connection herewith, and a fully-executed copy of such Sellers Representative Agreement has been delivered to Purchaser. Each Seller shall indemnify and hold harmless each other Seller, the Representative and

Purchaser for any actions taken by such Seller that are in violation of or inconsistent with the terms of the Sellers Representative Agreement.

                  Section 6.16    Provisions Respecting Government Contracts.

                  6.16.1 This Section 6.16 sets forth the procedures that the parties will use with respect to the assignment of all Government Contracts and any claim, right or benefit arising thereunder or resulting therefrom.

                  6.16.2 Except as set forth on Schedule 8.29, with respect to any Government Contract or any claim, right and benefit arising thereunder or resulting therefrom, each of the Sellers and Purchaser will use its Best Efforts to obtain the written consent of the other parties to such Government Contract for the assignment or novation thereof to Purchaser, or written confirmation from such parties reasonably satisfactory in form and substance to Purchaser that such consent is not required. As soon as practicable following the date hereof, with respect to each Government Contract, the Seller party thereto shall submit to the other parties thereto documentation reasonably satisfactory in form and substance to Purchaser and such Seller shall seek the written waiver or approval of the other contracting party or parties thereto to the transfer and assignment of all of such Seller's claims, rights, benefits and liabilities thereunder to Purchaser at the Closing. In this regard, each Seller and Purchaser shall take all actions required or customary under the applicable Federal Acquisition Regulations (as supplemented by any individual agency regulation) and each Seller shall continue to participate fully in, and cooperate fully with, such efforts following the Closing Date.

                  6.16.3 Except as set forth on Schedule 8.29, If such novation, consent, waiver or confirmation is not obtained with respect to any such Government Contract, each of the Sellers and Purchaser will cooperate in an arrangement reasonably satisfactory to Purchaser and each Seller under which Purchaser would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to

                           Purchaser, or under which the Sellers would enforce for the benefit of Purchaser, with Purchaser assuming such Sellers' obligations, any and all claims, rights and benefits of such Seller against a third party thereto. Each Seller will promptly pay to Purchaser when received all monies received by such Seller in connection with any such arrangement.

                  6.16.4 No instrument that any Governmental Authority requires any Seller or Purchaser to execute in connection with any novation or assignment contemplated by this Section 6.16 (including, without limitation, a novation agreement as contemplated by Federal Acquisition Regulation 42.1204) shall alter the provisions of this Agreement concerning the allocation of assets and liabilities between Purchaser and the Sellers. As to any liability allocated by the provisions of this Agreement to a Seller, the Sellers shall, jointly and severally, indemnify Purchaser against, and hold Purchaser harmless from any claims by any Governmental Authority against Purchaser for satisfaction of such liabilities pursuant to any such novation instrument. As to any liability allocated by the provisions of this Agreement to Purchaser, Purchaser shall indemnify each Seller against, and hold each Seller harmless from, any claims by any Governmental Authority against such Seller for satisfaction of such liabilities pursuant to such novation instrument.

                                    ARTICLE 7
                        ADDITIONAL CONTINUING COVENANTS

                  Section 7.1  Noncompetition.

                  7.1.1 Restrictions on Competitive Activities. Each Seller, on behalf of itself and its Affiliates, agrees that after the Closing Purchaser shall be entitled to the goodwill and going concern value of the Business. For these and other reasons and as an inducement to Purchaser to enter into this Agreement, each Seller agrees that for a period of three years after the date hereof neither such Seller nor any of its Affiliates will, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by any other present or future business enterprise in the aerospace components industry or that otherwise competes with the Products or the Business as of the Closing Date in each state of the United States and in each foreign jurisdiction in which the Business is conducted or the Products are sold as of the Closing Date.

                  7.1.2 Exceptions. Nothing contained herein shall limit the right of a Seller (or any of its Affiliates) as an investor to hold and make investments in securities of any corporation or other Person that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded on the National Association of Securities Dealers Automated Quotation System or in a generally recognized over-the-counter market, provided that the equity interest therein held by such Seller and its Affiliates does not exceed in the aggregate 5% of the outstanding shares or interests in such corporation or other Person.

                  7.1.3 Restrictions on Interference with Employees, Customers and Suppliers. To protect Purchaser against any efforts by any Seller to cause its (i) employees to terminate their employment with Purchaser, each Seller agrees that for a period of three years following the Closing Date, such Seller and its Affiliates will not directly or indirectly (a) induce any employees (other than Associates of such Seller) of the Business to leave Purchaser's employ or to accept any other employment or position, or (b) assist any other entity in hiring any such employee,
                           (ii) customers to terminate their relationship with Purchaser, each Seller agrees that for a period of three years following the Closing Date, such Seller and its Affiliates will not directly or indirectly
                           (a) induce any customers of the Business to cease doing business with Purchaser, or (b) assist any other entity in selling to such customers, and (iii) suppliers to terminate their relationship with Purchaser, each Seller agrees that for a period of three years following the Closing Date, such Seller and its Affiliates will not directly or indirectly
                           (a) induce any suppliers of the Business to stop supplying Purchaser, or (b) assist any other entity in using such suppliers.

                  7.1.4 Special Remedies and Enforcement. The Sellers recognize and agree that a breach by any of them of any of the covenants set forth in Sections 7.1.1,
                           7.1.2 and 7.1.3 could cause irreparable harm to Purchaser, that remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of any such breach a restraining order or injunction or both may be issued against them, in addition to any other rights and remedies which are available. If any provision of Sections 7.1.1, 7.1.2 or 7.1.3 is more restrictive than permitted by the Laws of the jurisdiction in which enforcement thereof is sought, such provision shall be limited to the extent required to permit enforcement under such Laws. Without limiting the generality of the foregoing, the parties intend that the covenants contained in Sections 7.1.1, 7.1.2 and 7.1.3 shall be construed as a series of separate covenants, one for each state or jurisdiction referred to therein. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this

                           Section 7.1, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

                  Section 7.2 Nondisclosure of Proprietary Data. From the date hereof until the seventh anniversary of the Closing Date, none of the Sellers nor any of their Affiliates or representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Intangible Personal Property or other proprietary or confidential data (including, but not limited to, any Customer List, record or financial information) concerning the Business or the Assets that any such Seller or any Affiliate or representative of such Seller may have learned as a shareholder, employee, officer, director or representative of such Seller, except to the extent (i) any such Intangible Personal Property or other proprietary or confidential data (including, but not limited to, any Customer List, record or financial information) concerning the Business or the Assets is or becomes generally available to the public or industry other than as a result of a disclosure by any Seller or its Affiliates or representatives or (ii) any Seller or any agent, representative or Affiliate thereof becomes legally compelled to disclose any such Intangible Personal Property or other proprietary or confidential data (including, but not limited to, any Customer List, record or financial information) concerning the Business or the Assets, provided that such Seller provides Purchaser prompt written notice of such requirement and cooperates with Purchaser so that Purchaser may, at its own expense, seek a protective order or other remedy. The provisions of this Section 7.2 shall be in addition to, and not in lieu of, the terms and provisions of Section 15.1.

                  Section 7.3 Refund Claims and Warranty Claims. Certain of the Customer Contracts grant or will grant the customer or another Person a right to reduce the contract price or receive a refund for Products sold and shipped. Such claims by customers and other Persons under Contracts that constitute or include the Customer Contracts are referred to in this Agreement as "Refund Claims." Certain of the Customer Contracts also confer warranty and similar rights on customers or other Persons. Such claims under such rights are referred to in this Agreement as "Warranty Claims." Subject to Section 7.4, from and after the Closing, (a) the Sellers shall have full responsibility for all Refund Claims, Warranty Claims, product liability claims and other claims (i) under all Customer Contracts that were or are completed or performed before the Closing and (ii) with respect to all Products shipped by any Seller before the Closing and (b) Purchaser shall have full responsibility for all Refund Claims, Warranty Claims, product liability claims and other claims (i) under all Customer Contracts entered into or performed by Purchaser on or after the Closing and (ii) with respect to all Products shipped by Purchaser on or after the Closing.

                  Section 7.4 Satisfaction of Warranty and Refund Claims. Purchaser shall perform, at its actual cost, as an independent contractor for the Sellers, all warranty work necessary to satisfy all valid Warranty Claims for which any Seller is responsible pursuant to Section 7.3 ("Warranty Work"). The Sellers shall jointly and severally bear the costs of Warranty Work to the extent such costs exceed the reserve established therefor, if any, in the Closing Date Balance Sheet. In addition, the Sellers shall jointly and severally bear the full amount of any Refund Claims to the extent that such Refund Claims exceed the reserve established therefor, if any, in the Closing Date Balance Sheet. Purchaser shall use its Best Efforts to consult with the Representative prior to honoring any Refund Claim for which it intends to seek reimbursement from the Representative or any Seller. The Representative shall be given reasonable access to Purchaser's relevant records and personnel to enable him to verify the costs of Warranty Work and the amount of any Refund Claims. Within 30 days of receipt thereof, the Representative, on behalf of the Sellers, shall pay any invoice issued by Purchaser in respect of Warranty Claims or Refund Claims. Purchaser shall perform the Warranty Work competently and in a timely manner and shall bear full responsibility for any defects or claimed defects in any Warranty Work. Following the Closing, Purchaser shall in general respond to and deal with customers bringing any Warranty Claims or Refund Claims for which any Seller is responsible pursuant to Section 7.3 in a manner consistent with the practices of the Company prior to the Closing.

                  Section 7.5 Change Orders. Notwithstanding Sections 7.3 and 7.4, if Purchaser authorizes any change orders or amendments to any Contract that affect the obligations of Purchaser or any Seller under that Contract, the Sellers shall not be required to participate in or bear any cost respecting any Refund Claim or Warranty Claim connected with that change order or amendment.

                                    ARTICLE 8
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER


         The Sellers, jointly and severally, hereby represent, warrant and agree for the benefit of Purchaser as follows:

                  Section 8.1 Organization and Standing of the Sellers. Each of PMI and BK Metals is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its properties and assets and to carry on the Business as the same has been and is currently conducted. Each of PMI and BK Metals is duly qualified to transact business in all jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

                  Section 8.2 Authorization and Binding Obligation of the Sellers. Each of the Sellers has full power, authority and/or capacity to enter into and perform this Agreement and each of the other Company Documents to be delivered by it pursuant hereto. All corporate or other action on the part of each of the Sellers (as applicable) and the directors, officers, trustees and stockholders of each of the Sellers (as applicable) necessary for the authorization, execution and delivery of this Agreement and the other Company Documents and for the performance of their respective obligations hereunder and thereunder, as the case may be, have been taken. Each of this Agreement and the other Company Documents to be delivered by the Sellers pursuant hereto, when executed and delivered, shall constitute a valid and legally binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (whether enforcement is sought at law or in equity).

                  Section 8.3 Non-Contravention. Neither the execution and the delivery by any Seller of this Agreement or the other Company Documents, the performance by any Seller of its obligations hereunder or thereunder, nor the performance or consummation by any Seller of the transactions contemplated hereby or thereby will (i) violate or conflict with any provision of the Articles of Incorporation, By-laws or other organizational documents of any Seller, (ii) violate or conflict with any Law or Order to which any Seller, any Asset or the Business is subject or bound, (iii) require the approval of or a filing or registration with any Governmental Authority (other than any filings under the HSR Act), (iv) except as set forth on Schedule 8.3, whether after notice or lapse of time or both, violate or breach any provision of, result in the loss of a material benefit under, or permit the termination or acceleration of any Material Contract, (v) except as set forth on Schedule 8.3, require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any Material Contract or (vi) result in the creation or imposition of any Encumbrance upon any of the Assets (other than Permitted Encumbrances). On or prior to the Closing, the Sellers will have obtained all consents, waivers and approvals required under the Material Contracts listed on Schedule 8.3 as a result of the transactions contemplated by this Agreement, and the same shall be in full force and effect.

                  Section 8.4 Ability to Perform Obligations. None of the Sellers is a party to, subject to, or bound by any agreement, Law or Order that would reasonably be expected to prevent or materially impair (i) the performance of its obligations under this Agreement, (ii) the value or utility of any of the Assets to be conveyed hereunder, (iii) the sale, conveyance, transfer and delivery of, or the right to sell, convey, transfer and deliver, any of the Assets, or (iv) the carrying on of or the right to carry on the Business as currently constituted and conducted.

                  Section  8.5    Financial Statements; Changes; Contingencies.

                  8.5.1 Audited Financial Statements. Copies of the audited consolidated balance sheets of the Business as of September 30, 1998 and December 31, 1997, and the related consolidated statements of income and cash flow for the nine months ended September 30, 1998 and the fiscal year ended December 31, 1997, and the notes thereto (collectively, the "Seller Financial Statements"), duly certified by the President of PMI and BK Metals, have been furnished to Purchaser. The Seller Financial Statements include all Assets of the Business as of the dates set forth therein and reflect all operations of the Business for the periods covered thereby. The Seller Financial Statements (a) have been prepared in accordance with GAAP applied on a consistent basis during the periods covered thereby, (b) fairly present the consolidated financial condition of the Business as of such dates and the consolidated results of the operations of the Business for the periods covered thereby, (c) contain and reflect all necessary adjustments and accruals for a fair presentation of the Business' consolidated financial condition and the consolidated results of operations of the Business for the periods covered by the Seller Financial Statements, (d) contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes, with respect to the periods covered thereby and all prior periods,
                           (e) with respect to Contracts and commitments for the sale of goods or the provision of services by the Sellers (including, without limitation, all Customer Contracts), contain and reflect adequate reserves for all anticipated losses, returns and allowances and costs in excess of anticipated receipts, and (f) do not reflect items resulting directly from the transactions contemplated by this Agreement.

                  8.5.2 No Material Adverse Changes. Since September 30, 1998, whether or not in the ordinary course of business, there has not been, occurred or arisen: (i) any change in or event affecting the Business or the Assets that has had or would reasonably be expected to have a Material Adverse Effect; (ii) any strike or other labor dispute affecting the Business or any Seller; (iii) any casualty, loss, damage or destruction (whether or not covered by insurance) of any material Asset;

                           or (iv) any agreement, condition, action, omission or event which would be prohibited (or require consent) under Section 6.4 had it existed, occurred or arisen after the date of this Agreement.

                  8.5.3 Absence of Undisclosed Liabilities. As of September 30, 1998, none of the Sellers had any Liabilities and Costs which were required by GAAP to be but were not reflected on the Audited Balance Sheet. Since September 30, 1998, none of the Sellers has incurred any Liabilities and Costs which were required by GAAP to be but were not reflected on the Monthly Financial Statements.

                  Section 8.6 The Assets. All of the Assets used or required in connection with the operation of the Business are either owned by a Seller or are used by a Seller pursuant to a valid and enforceable leasehold interest, in each case free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances that will be released as of the Closing. This Agreement will at the Closing vest good and marketable title to, or the valid and enforceable right to receive and/or use, each such Asset in Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

                  Section 8.7 Accounts Receivable. All Receivables accrued on the Audited Balance Sheet and all Receivables that have arisen since the Balance Sheet Date (i) resulted from valid sales in the ordinary course of the Business and represent fully completed bona fide transactions that require no further act on the part of the Sellers to make such Receivables payable by the account debtors; (ii) were, and are, not subject to any claim, counterclaim, offset or deduction; (iii) represent valid obligations owing to the Sellers by account debtors that are not Affiliates of the Sellers, which are enforceable in accordance with their respective terms; (iv) are not more than 60 days' past due; and (v) were, and are, owned by one or more of the Sellers free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances that will be released as of the Closing). This Agreement will at the Closing vest good and marketable title to the Receivables in Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

                  Section 8.8  Inventory. All Inventory of the Sellers
reflected on the Closing Date Balance Sheet consists of items of a quality and quantity useable and saleable in the ordinary course of the Business without mark-down or discount (other than a $200,000 reserve for losses projected on uncompleted inventory), is of good merchantable quality and is fit for the particular purpose for which it is intended. The value of obsolete, damaged or excess Inventory and of Inventory below standard quality has been written down on the Audited Balance Sheet or, with respect to Inventory purchased since the Balance Sheet Date, on the books and records of the Business, on the Monthly Financial Statements and on the Closing Date Balance Sheet, to ascertainable market value, or adequate reserves have been provided therefor, in accordance with GAAP. All such Inventory is owned by the Sellers free and clear of any Encumbrances, other than Permitted Encumbrances and Encumbrances that will be released as of the Closing, and is located on property owned or leased by the Company (each such location being listed on Schedule 8.8) or is in transit to one of such locations. No items included in such Inventory are held by the Sellers on consignment from others or held by others on consignment from the Sellers. This Agreement will at the Closing vest good and marketable title to the Inventory in Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

                  Section 8.9 Intangible Personal Property. Schedule 8.9 sets forth, as of the date hereof, (i) a true and accurate list of each registered and each unregistered fictitious business name, trademark, service mark, trade name, Internet domain name and slogan, and each registration and application for any of the foregoing, constituting a part of the Intangible Personal Property;
(ii) a true and complete schedule of each registered copyright, and each registration and application therefor constituting a part of the Intangible Personal Property; (iii) a true and complete schedule of each registered patent and patent application, constituting a part of the Intangible Personal Property;
(iv) each item of "software" and associated documentation constituting a part of the Intangible Personal Property; (v) a true and complete list, without extensive or revealing descriptions, of each trade secret constituting a part of the Intangible Personal Property, including each related process or item of know-how or other technical data, and including as to each such trade secret, the specific location of each writing, computer program or other tangible medium containing its complete description, specifications, source codes, charts, procedures, manuals and other descriptive material relating to it; and (vi) a true and complete list of each Contract to which any of the Sellers is a party either as licensee or licensor relating to any item of the Intangible Personal Property. Except as indicated on Schedule 8.9, the Sellers' transfer to Purchaser of all of their right, title and interest in and to all items of the Intangible Personal Property will not adversely affect in any material respect the current value or usefulness thereof in the hands of Purchaser. Without representation as to title, the Sellers shall provide to Purchaser the practical benefits of any Intangible Personal Property that is currently used in the operation of the Business but is not included in the Assets being conveyed to Purchaser pursuant to this Agreement. Except as indicated on Schedule 8.9, as of the date hereof:

                  8.9.1 the Sellers are the owners of all right, title and interest in and to each item of the Intangible Personal Property, free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances that will be released as of the Closing);

                  8.9.2 all patents, copyrights and other state and federal registrations and all applications therefor listed on
                           Schedule 8.9 are valid and in full force and effect and are not subject to any Taxes, maintenance fees or actions falling due within 120 days after the date hereof;

                  8.9.3 there are no pending claims, actions, judicial or other adversary proceedings, disputes or disagreements involving the Sellers concerning any item of the Intangible Personal Property, and, to the Knowledge of the Sellers, no such action, proceeding, dispute or disagreement is threatened;

                  8.9.4 the Sellers have the right and authority to use each item of the Intangible Personal Property in connection with the current conduct of the Business; to the Knowledge of the Sellers, such use does not conflict with, infringe upon, or violate any patent or other proprietary right of any other Person, and, to the Knowledge of the Sellers, the Sellers have not infringed and are not now infringing upon any proprietary right belonging to any other Person;

                  8.9.5 none of the Sellers have any trade secrets relating to the Business.

                  Section 8.10  Kansas Facility.

                  8.10.1 PMI and the Trust, together, have good, marketable and indefeasible title to the Kansas Facility except statutory liens for amounts not yet delinquent, such Encumbrances that are not material to the value of such properties, and which do not materially interfere with or impair the present, intended and continued use of any such property and (iii) Permitted Encumbrances and Encumbrances that will be released as of the Closing. The Sellers represent that (i) they have done nothing to impair the state of title to the Kansas Facility, and (ii) to the Knowledge of the Sellers, there are no

                           Encumbrances affecting the parcels comprising the Kansas Facility other than Permitted Encumbrances and Encumbrances that will be released as of the Closing.

                  8.10.2 None of the buildings, structures or improvements located at the Kansas Facility encroaches upon or over any adjoining real estate or any easement or right-of-way or "setback" line and, all such buildings, structures and improvements are located and constructed in material conformity with all Laws (including, without limitation, zoning ordinances and building codes) applicable to such buildings, structures and improvements. The use, operation and maintenance by the Sellers of the Kansas Facility as currently used, operated and maintained by the Sellers, and the conduct of the Business as currently conducted by the Sellers, do not violate and have not violated any local zoning or similar land use laws or any other applicable Law or Order.

                  8.10.3 The Kansas Facility is adequately serviced by all utilities necessary for the effective operations of the Business as currently conducted and has not, during the last two years, experienced any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil, but excluding any electricity interruption due to storm damage) or other public services, including, without limitation, sanitary and industrial sewer services, required by the Sellers in the operation of the Business.

                  8.10.4 No condemnation or eminent domain proceedings have been initiated by service of process on any Seller which relate to the Kansas Facility, and no such proceedings are, to the Knowledge of the Sellers, threatened or have been filed by any relevant Governmental Authority with respect to the Kansas Facility.

                  Section 8.11 Tangible Personal Property. Schedule 8.11 sets forth, as of the date hereof, (i) a description, including the location, of each item of the Tangible Personal Property owned by any Seller having either a depreciated book value or estimated fair market value in excess of $75,000, or not owned by any Seller but in the possession of or used in the Business and having rental payments therefor or an economic value to the Business in excess of $75,000 per year

("Material Tangible Personal Property"); and (ii) a description of the owner of, and any Contract relating to the use of, each such item of Material Tangible Personal Property not owned by any Seller and the circumstances under which such property is used. Except as disclosed on Schedule 8.11, as of the date hereof:

                  8.11.1 the Sellers have good and marketable title to, or a valid and enforceable leasehold interest in, each item of Material Tangible Personal Property, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances that will be released as of the Closing; each item of Material Tangible Personal Property is in good operating condition and repair, usable in the ordinary course of business, and the operation thereof as conducted during the twelve-month period prior to the date hereof and as presently conducted is not in any material respect in violation of any applicable building code, zoning ordinance or other Law including, without limitation, applicable Environmental Laws;

                  8.11.2 no item of the Tangible Personal Property has been furnished to the Sellers by a customer or other Person other than in connection with a bona fide sale or lease transaction; and

                  8.11.3 during the past three years, there has not been any significant interruption in the operations of the Business due to inadequate maintenance of any item of the Tangible Personal Property.

                  Section 8.12 Necessary Properties. The Assets include all of the assets, real properties, tangible personal properties and intangible properties necessary for the conduct of the Business as conducted during the twelve-month period prior to the date hereof, as presently conducted and, other than the Excluded Assets, include substantially all of those properties actually used in the conduct of the Business during the twelve-month period prior to the date hereof.

                  Section 8.13 Insurance. The Sellers (with respect to the Business) are, and at all times during the past two years have been, insured with reputable insurers, and all of the insurance policies and bonds maintained by them are in full force and effect. Schedule 8.13 lists all insurance policies and bonds that are material to the Business. None of the Sellers is in default under any such policy or bond. The Sellers have timely filed claims with insurers with respect to all material matters and occurrences for which they have coverage. Schedule 8.13 summarizes all insurance claims made by the Sellers relating to the Business during the past three years. The Sellers have complied with and implemented in all material respects all outstanding (i) requirements of any insurance company that has issued a policy with respect to any of the Material Tangible Property and (ii) requirements of any Governmental Authority with respect to any such insurance policy. The Company has never maintained a product liability insurance policy.

                  Section 8.14 Accounts Payable. All of the accounts payable on the Audited Balance Sheet and all accounts payable that have arisen since the Balance Sheet Date arose from bona fide purchases of goods and services in the ordinary course of the Business.

                  Section 8.15  Tax  Matters.  Except as indicated on Schedule
 8.15:

                  For the purposes of this Section 8.15 and Section 4.2.2, the Sellers shall be deemed to include any predecessor of any of the Sellers or any person or entity from which any Seller incurs a liability for Taxes as a result of transferee liability. Except as stated in Schedule 8.15:

                  8.15.1 Each Seller has duly and timely filed (and prior to the Closing Date will duly and timely file) all Tax Returns due on or prior to the Closing in all jurisdictions (whether federal, state, local or foreign) in which any such returns were due. All such Tax Returns were prepared in accordance with applicable Law and were true, complete and correct in all material respects. All Taxes shown as due and payable on such Tax Returns have been paid (or will be), and there is no current liability for any Taxes due and payable in connection with any such Tax Returns. Any charges, accruals and reserves for Taxes provided for on the financial statements delivered or to be delivered pursuant to Section 8.5.1 are adequate. There are no existing Encumbrances for Taxes upon any of the Assets, except for Permitted Encumbrances and Encumbrances that will be released as of the Closing. PMI and BK Metals have provided Purchaser with a copy of all Tax Returns filed by such Seller with respect to the Business for the past three years. All applicable sales Taxes, to the extent due, were paid by PMI and BK Metals when the Assets were acquired by such Seller;

                  8.15.2   PMI and BK Metals have (with respect to the Business)
                           (i) withheld all required amounts from its employees, agents,


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

                           contractors and nonresidents and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums and (iii) filed all federal, state, local and foreign Tax Returns with respect to employee income tax withholding, and social security and unemployment taxes and premiums, all in compliance with the withholding tax provisions of the Code and other applicable Laws;

                  8.15.3 None of the Assets is tax exempt use property under Code Section 168(h). None of the Assets is property that PMI and BK Metals is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8);

                  8.15.4 No portion of the cost of any of the Assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103 (a);

                  8.15.5 PMI and BK Metals do not have (and have not previously had) any permanent establishment in any foreign country and none of PMI and BK Metals do not engage (and have not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country;

                  8.15.6 None of the Sellers is a foreign person within the meaning of Code Section 1445;

                  8.15.7 Neither the Code nor any other provision of Law requires Purchaser to withhold any portion of the Purchase Price;

                  8.15.8 The Sellers have delivered to Purchaser true and correct copies of all Federal and state income Tax Returns of PMI and BK Metals for the last three completed fiscal years;

                  8.15.9 There is no Tax sharing or other Tax-related agreement in effect among or between the Sellers and/or any other Person. PMI and BK Metals are not subject to any partnership, joint venture or other arrangement which is treated as a partnership for Federal or state income Tax purposes; and

                  8.15.10 None of the Sellers is a "United States real property holding corporation" as defined in Section 879(c)(1) of the Code.

                  Section 8.16 Litigation. Schedule 8.16 sets forth an accurate and complete description of every pending or, to the Knowledge of the Sellers, threatened adverse claim, dispute, governmental investigation, suit, action (including, without limitation, nonjudicial real or personal property foreclosure actions), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting or relating to any Seller, the Business, the Assets or the transactions contemplated by this Agreement. The Sellers have delivered to Purchaser copies of all relevant court papers and other documents relating to the matters referred to on Schedule 8.16. Except as disclosed on
Schedule 8.16:

                  8.16.1 no such matter or matters, if decided adversely to any Seller, would reasonably be expected to result in a liability or have an adverse effect on the Business or the Assets in an amount in excess of $150,000 or impair the ability of any party to consummate the transactions contemplated by this Agreement;

                  8.16.2 none of the Sellers is in default with respect to any Order by which it is bound or to which its property or any Assets is subject and there exists no Order enjoining or requiring any of the Sellers to take any action of any kind with respect to the Business or the Assets;

                  8.16.3 neither the Sellers nor, to the Knowledge of the Sellers, any officer, director or employee of any Seller, has been permanently or temporarily enjoined by any Order from engaging in or continuing any conduct or practice in connection with the Business or the Assets; and

                  8.16.4 to the Knowledge of the Sellers, no basis exists for any claim, investigation, suit or proceeding which, if decided adversely to the Sellers, would reasonably be expected to result in a liability or have an adverse effect on the Business or the Assets in an amount in excess of $150,000 or impair the ability of any party to consummate the transactions contemplated by this Agreement.

                  Section 8.17 Labor Relations. None of the Sellers is a party to or is subject to any collective bargaining agreement, and there are no strikes or other labor disputes against the Sellers pending or, to the Knowledge of the Sellers, threatened. The Sellers have complied in all material respects with all Labor Agreements and all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, and the payment of social security and other payroll related Taxes, and none of the Sellers has received any notice alleging a failure to comply in any material respect with any Law or Order relating to the employment of labor. No material controversies, disputes or proceedings are pending or, to the Knowledge of the Sellers, threatened against the Sellers with respect to their employees. As of the date hereof, to the Knowledge of the Sellers, there are no activities or proceedings of any labor union to organize non-unionized employees. All payments due from the Sellers for which any claim may be made against the Sellers on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the financial statements of the Business. Except as disclosed on Schedule 8.17 or to the extent reflected on the Closing Date Balance Sheet and included in the calculation of the Adjustment Amount, no present or former employee, officer, consultant or director of any Seller will have as of the Closing Date any claim against any Seller or Purchaser for any matter, including without limitation (i) overtime pay for work done through the Closing Date, (ii) wages or salary for work done through the Closing Date, (iii) vacation time off or pay in lieu of vacation time off for the period through the Closing Date; (iv) any violation of any Law relating to minimum wages or maximum hours, workplace conditions, or any other matter, or
(v) injuries or other damages which are not fully covered by the Sellers' insurance policies. Except as disclosed on Schedule 8.17, there are no employment agreements, severance agreements, change of control agreements or similar agreements covering the employees, officers, directors or consultants of any Seller with respect to the Business.

         Section 8.18  Employee Benefits.

                  8.18.1 Neither the Sellers nor any ERISA Affiliate maintains or contributes to any Plan other than the Plans listed on Schedule 8.18 hereto, and neither the Sellers nor any ERISA Affiliate maintains or contributes to any Multiemployer Plan or to any Plan subject to Part 3 of Title I of ERISA (concerning "funding") or to Section 412 of the Code.

                  8.18.2   Each Plan which is intended to be qualified under
                           Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code. Except as disclosed on Schedule 8.18, neither the Sellers nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of
                           Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA.

                  8.18.3 Neither the Sellers nor any ERISA Affiliate has materially breached any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Plan.

                  8.18.4 No Seller has incurred Liabilities and Costs with respect to post-retirement health care benefits for employees or former employees of the Business other than as required by Section 601 of ERISA.

                  8.19 Section Governmental Approvals; Compliance with Laws. The Sellers possess all Governmental Approvals, including, without limitation, all Environmental Permits, necessary for the operation of the Business as currently conducted. To the Knowledge of the Sellers, all such Governmental Approvals are in full force and effect, the Sellers are in compliance, in all material respects, with their requirements, and no proceeding is pending or, to the Knowledge of the Sellers, threatened to revoke or amend any of them. Schedule hereto contains a complete list of all such Governmental Approvals. The operations of the Business comply in all material respects with all applicable Laws, including, without limitation, all Environmental Laws. To the Knowledge of the Sellers, neither any Seller (with respect to the Business) nor the Business is subject to any investigation, judicial or administrative proceeding, or Order of or by a Governmental Authority.

                  8.20 Section Customer Lists. Schedule 8.20 contains a correct and current list of each customer of the Business who has purchased more than $500,000 of Products from the Sellers in any calendar year since January 1, 1997 ("Material Customers"), together with the sales made to each such customer since January 1, 1997. Schedule 8.20 contains a full and complete list of the current and former customers of the Business. Except as set forth on Schedule 8.20, no Material Customer has decreased or, to the Knowledge of the Sellers, has threatened or expressed an intention to decrease its purchases of Products of the Business since January 1, 1997. Except as set forth on Schedule 8.20, since January 1, 1997, to the Knowledge of the Sellers there has been no termination, cancellation, or limitation of, or any adverse material modification or adverse change in, the business relationship of the Sellers with any Material Customer. The consummation of the transactions contemplated hereby will not, to the Knowledge of the Sellers, adversely affect the relationship between the Business and any Material Customer, subject to obtaining the consents set forth on Schedule 8.29.

                  Section 8.21  Environmental Matters. For purposes of Section
8.21.1 through 8.21.9, inclusive, the term "Business" shall be deemed to include any predecessor to the Business and any Persons from which the Business has assumed liabilities by contract, operation of Law, or otherwise. Except as disclosed on Schedule 8.21:

                  8.21.1 The Sellers, with respect to the Business, are in compliance with all applicable Environmental Laws and none of the Sellers has received a notice, demand, letter, claim or request for information indicating that any Seller or the Business is or may be in violation of or liable under any Environmental Law;

                  8.21.2 There is no civil, criminal, or administrative action, suit, demand, claim, notice of violation, investigation, or proceeding pending relating to the Assets or the Business or, to the Knowledge of the Sellers, threatened against the Assets or the Business relating in any way to Environmental Laws;

                  8.21.3 To the Knowledge of the Sellers, there are no facts or circumstances that material capital expenditures will likely be required within two years of the Closing Date to conduct the Business as it is currently conducted and to maintain compliance with all current and any currently pending or proposed Environmental Laws. None of the Sellers has actual or potential liability for indemnity or similar obligations with respect to any third party under any Environmental Law;

                  8.21.4 The Sellers possess all permits, licenses, authorizations, and approvals required under applicable Environmental Laws ("Environmental Permits") to operate the Business in compliance with such Environmental Laws, and all such Environmental Permits are currently maintained in full force and effect. None of the Sellers has received notice or other communication, and to the Knowledge of the Sellers, there are no facts or circumstances, that any such Environmental Permits may be suspended, revoked or modified by any Governmental Authority. Schedule
                           8.21.4 contains a true and complete listing of all such Environmental Permits;

                  8.21.5 No Hazardous Substances handled during the operation of the Business have been placed, stored, buried, released, dumped or disposed of on the properties of the Business, nor to the Knowledge of each of the Sellers, at any off-site location, including any storage, treatment or disposal facility in quantities that could result in a material liability with respect to the Business. No cleanup has occurred at any property owned or operated by any Seller with respect to the Business that would reasonably be expected to result in the assertion or creation of an Encumbrance on such property by any Governmental Authority with respect thereto, nor has any such assertion of an Encumbrance been made by any Governmental Authority;

                  8.21.6 None of the Sellers has received a written notice or other written communication from any Governmental Authority or other Person seeking information in connection with, or advising it that it is responsible for, or potentially responsible for, costs with respect to a release, a threatened release or a clean-up of Hazardous Substances generated, stored, treated, disposed of or transported by or for the Business;

                  8.21.7 There is not at, on or in any property owned or operated by any Seller (with respect to the Business)
                           (i) any friable asbestos-containing material; (ii) any poly-chlorinated biphenyls or lead-based paint in concentrations that would impose regulatory obligations on any Seller; or (iii) other than naturally occurring radioactive materials that are present at the property such as radon, any radioactive material including but not limited to, any source, special nuclear or byproduct material as defined in 42 U.S.C.ss. 2011 et seq., as amended or hereafter amended;

                  8.21.8 There are no underground storage tanks or regulated surface impoundments at, on or in any property owned or operated by the Sellers with respect to the Business. Schedule 8.21.8 contains a true and complete list of any such tanks or impoundments; and

                  8.21.9 The Sellers have provided Purchaser copies of all environmental reports, studies, assessments, and sampling data ("Environmental Reports") within their possession that have been issued within the past five years by or for the Sellers, or by any Governmental Authority, relating to the Business. Schedule 8.21.9 contains a true and complete list of all such Environmental Reports.

         Section 8.22 Suppliers. No supplier of materials or services to any Seller (with respect to the Business) who has had sales to the Sellers in excess of $200,000 since January 1, 1997 or whose materials or services are material to the operation of the Business ("Material Suppliers") has since January 1, 1997 materially decreased or, to the Knowledge of the Sellers, has threatened or expressed an intention to materially decrease or limit, except upon a Seller's request, its provision of such materials or services. To the Knowledge of the Sellers, there has not occurred any termination, cancellation, or limitation of, or any material modification or change in, the business relationships of any Seller with any Material Supplier since January 1, 1997. The consummation of the transactions contemplated hereby will not, to the Knowledge of the Sellers, adversely affect the relationships between the Business and any Material Supplier, subject to obtaining the consents set forth on Schedule 8.29.

         Section 8.23 Brokers, Finders. Neither this Agreement nor the sale and purchase of the Assets or any other transactions contemplated by this Agreement was induced by or procured through or otherwise involved in any way any Person acting on behalf of or representing any Seller as broker, finder, investment banker, financial advisor or in any similar capacity.

         Section 8.24  Material Contracts.

                  8.24.1 Schedule 8.24 lists each Purchased Contract to which any Seller (with respect to the Business) is a party or to which any Seller or any of the Assets is subject or bound that (a) is a Customer Contract that provides for payments to or performance by the Sellers, individually or collectively, in excess of $100,000 in the aggregate, (b) represents a Contract the absence of which could have a Material Adverse Effect, (c) is a supplier, vendor or other Contract that provides for payments by the Sellers, individually or collectively, in excess of $50,000 per annum and which cannot be terminated by Purchaser after the Closing in accordance with its terms upon not more than 30 days' notice without penalty or cost, (d) limits or restricts the ability of any Seller (with respect to the Business) to compete or otherwise to conduct its business in any manner or place, (e) provides for a guaranty or indemnity by any Seller (with respect to the Business), (f) grants a power of attorney, agency or similar authority to another Person, (g) is a prime Government Contract,
                           (h) provides for the sale of assets outside the ordinary course of the Business, (i) grants any preferential right to purchase any assets, (j) relates to a joint venture or partnership involving the Business or any Assets, (k) represents a Contract for the employment of any director, officer, consultant or employee or a Contract, program or policy providing for benefits or compensation to any director, officer, consultant or employee or (l) is a Contract relating to the Business to which any Seller, Affiliate of any Seller or any Associate of any such Person is directly or indirectly, a party (each of the Contracts described under clauses (a) through (l) being a "Material Contract"). True copies of each Material Contract, including all amendments and supplements thereto, have been furnished to Purchaser. Except as set forth on Schedule 8.24, each Material Contract is valid and enforceable; each Seller has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by any Seller or, to the Knowledge of the Sellers, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or the performance hereof will occur. No Material Contract requires any Seller to buy or sell goods or services with respect to which there is expected to be costs and expenses in excess of currently expected receipts for which adequate reserves in accordance with GAAP have not been established on the Closing Date Balance Sheet. Subject to obtaining the consents set forth on
                           Schedule 8.29, the consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any Seller or Purchaser under the terms of any Material Contract.

                  8.24.2 With respect to each Material Contract (a) each Seller party thereto has complied with all requirements of all material Laws or agreements pertaining to such Material Contract; (b) all representations and certifications executed, acknowledged or set forth in such Material Contract were complete and correct in all material respects as of their effective date, and each Seller party thereto has complied in all material respects with all such representations and certifications; (c) neither any party with whom any Seller has contracted nor any other Person has notified any Seller, either in writing or, to the Knowledge of the Sellers, orally, that such Seller has breached or violated any Law, Order, certification, representation, clause, provision or requirement pertaining to such Material Contract; (d) no Seller or, to the Knowledge of the Sellers, any third party has terminated or threatened termination of any such Material Contract for any reason; (e) no material cost incurred by any Seller pertaining to such Material Contract has been formally questioned or challenged or, is the subject of any investigation; and (f) no money due to any Seller pertaining to such Material Contract has been withheld or offset nor has any claim been made to withhold or offset money.

                  8.24.3 With respect to the Business, there exist (i) no outstanding material claims against any of the Sellers, either by any party with whom any Seller has contracted or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Purchased Contract; and (ii) no material disputes between any of the Sellers and any party with whom any Seller has contracted, any prime contractor, subcontractor or vendor arising under or relating to any Purchased Contract. None of the Sellers has any interest in any pending or potential claim against any party with whom any Seller has contracted or any prime contractor, subcontractor or vendor arising under or relating to any Purchased Contract.

                  Section 8.25 Customer Warranties and Return Policies. Set forth on Schedule 8.25 are warranties given and return policies offered by the Sellers to any customers of the Business, together with an historical summary of all warranty and return claims made against any Seller since January 1, 1997, and a description of their status or disposition. There are not pending, or, to the Knowledge of the Sellers, threatened, any claims under or pursuant to any warranty or return policy, whether expressed or implied, on Products sold prior to the date of this Agreement by any of the Sellers that are not disclosed or referred to in the Audited Balance Sheet and which are not fully reserved against.

         Section 8.26  Products Liability.

                  8.26.1 Claims. Except as disclosed on Schedule 8.26 (i) there is no claim now pending or, to the Knowledge of the Sellers, threatened by or before any Governmental Authority alleging any defect in any Product manufactured, shipped, sold or delivered by the Business or alleging, with respect thereto, the failure of any Seller to warn or any breach by any Seller of any express or implied warranties or representations, nor is there any valid basis for any such claim; (ii) to the Knowledge of the Sellers, there has not within the last five years been any product recall or post-sale warning or similar action (collectively "Recalls") conducted with respect to any Product manufactured, shipped, sold or delivered by the Business, or any investigation by any Governmental Authority concerning whether to undertake or not undertake any Recalls; and (iii) within the last five years there have been no material defects in, failures to warn, or breaches of express or implied warranties or representations with respect to, any Product manufactured, shipped, sold or delivered by any of the Sellers with respect to the Business.

                  8.26.2 Compliance With Standards. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by the Sellers comply in all material respects with all applicable Laws and Orders.

                  8.26.3 Occurrences. To the Knowledge of the Sellers, except as disclosed on Schedule 8.26, there have been no Occurrences within the last five years. For purposes of this Section 8.26.3, "Occurrence" shall mean any occurrence which is caused or allegedly caused by any defect in, or failure to warn or any breach of express or implied warranties or representations with respect to, a Product manufactured, shipped, sold or delivered by any of the Sellers with respect to the Business which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the Product itself) or other consequential damages.

                  Section 8.27 Federal Reserve Board Regulations. None of the Sellers owns any "margin security," as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

                  Section 8.28 Restrictions on Transfer of Assets. None of the Sellers is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or any other Law or Order restricting the transfer of the Assets.

                  Section 8.29 Consents and Governmental Approvals. Except as set forth on Schedule 8.29, no consent, authorization, license, permit, registration, Governmental Approval or exemption or other action by any Governmental Authority or any other Person (including, without limitation, any parties to Purchased Contracts) is required in connection with the Sellers' execution and delivery of this Agreement or the performance by each Seller of its obligations hereunder.

                  Section 8.30  Government Contracts.

                  8.30.1   In addition to the representations and warranties in
                           Section 8.24, with respect to each and every Government Contract or bid which, if accepted, would result in a Government Contract (a "Government Bid"):
                           (i) each Seller has complied with all material terms and conditions of such Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein; (ii) each Seller has complied with all requirements of all material Laws or agreements pertaining to such Government Contract or Government Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were complete and correct in all material respects as of their effective date, and each Seller has complied in all material respects with all such representations and certifications;
                           (iv) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified any Seller, either in writing or, to the Knowledge of the Sellers, orally, that such Seller has breached or violated any Law, Order, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid; (v) the Sellers have not terminated any Government Contract nor have they been notified by the U.S. Government, any prime contractor, subcontractor or any other Person that any Government Contract has been terminated for any reason; (vi) no material cost incurred by each Seller pertaining to such Government Contract or Government Bid has been formally questioned or challenged or, to the Knowledge of the Sellers, is the subject of any investigation or has been disallowed by the U.S. Government; and (vii) no money due to any Seller pertaining to such Government Contract or Government Bid has been withheld or set off nor has any claim been made to withhold or set off money and such Seller is entitled to all progress payments received with respect thereto.

                  8.30.2 With respect to the Business: (i) none of the Sellers nor, to the Knowledge of the Sellers, any of their directors, officers, employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority, or any audit or investigation of any Seller with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (ii) during the last three years, the Sellers have not conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. There exists no irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led to any of the consequences set forth in clause
                           (i) or (ii) of the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

                  8.30.3 With respect to the Business, there exist (i) no outstanding material claims against any of the Sellers, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Government Bid; and (ii) no material disputes between any of the Sellers and the U.S. Government under the Contract Disputes Act or any other Federal statute or between any of the Sellers and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid. None of the Sellers has any interest in any pending or potential claim against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid. To the knowledge of the Sellers, Schedule 8.30 identifies each Government Contract which is currently under audit by the U.S. Government or any other Person that is a party to such Government Contract.

                  8.30.4 All material test and inspection results provided by any Seller to the U.S. Government pursuant to any Government Contract or to any other Person pursuant to a Government Contract or as a part of the delivery to the U.S. Government or to any other Person pursuant to a Government Contract


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

                           of any article designed, engineered or manufactured in the Business were complete and correct in all material respects as of the date so provided. The Sellers have provided all material test and inspection results to the U.S. Government and each other Person who is required to receive such information under applicable Law and the terms of the Government Contracts.

                  Section 8.31 Clearances. There are no facility security clearances or personnel security clearances required under applicable Law in connection with the operation of the Business.

                  Section 8.32 Disclosure; Due Diligence. No representation or warranty by any Seller contained in this Agreement, nor any writing, certificate, exhibit, list or other instrument required to be furnished by any Seller to Purchaser pursuant hereto, contains or will contain any material untrue statement of fact or omits or will omit any fact necessary in order to make the statements and information contained herein or therein not materially misleading.

                                    ARTICLE 9
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents, warrants and agrees for the benefit of each of the Sellers as follows:

                  9.1  Section Organization and Standing of Purchaser.
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the corporate power and authority to execute this Agreement and consummate the transactions contemplated hereby.

                  9.2 Section Authorization and Binding Obligation of Purchaser. Purchaser has full corporate power and authority to enter into and perform this Agreement and all other Purchaser Documents. All corporate action on the part of Purchaser and the directors, officers and stockholders of Purchaser necessary for the authorization, execution and delivery of this Agreement and the other Purchaser Documents and for the performance of all of Purchaser's obligations hereunder and thereunder, as the case may be, have been taken, and each of this Agreement and each of the other Purchaser Documents to be delivered by it pursuant hereto, when executed and delivered, shall constitute a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by (i) bankruptcy, insolvency, or


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

other similar laws affecting the enforcement of creditors' rights generally and
(ii) general principles of equity (whether enforcement is sought at law or in equity).

                  Section 9.3 Ability to Perform Obligations. Purchaser is not a party to, subject to, or bound by any agreement, Law or Order that would reasonably be expected to prevent or materially impair (i) the performance of its obligations under this Agreement, or (ii) the purchase and receipt of, or the right to purchase or receive any of the Assets.

                  Section 9.4 Brokers, Finders. Other then Mentmore Holdings Corporation (whose fees will be paid by Purchaser), neither this Agreement nor the sale and purchase of the Assets or any other transaction contemplated by this Agreement was induced by or procured through or otherwise involved in any way any Person acting on behalf of or representing Purchaser as broker, finder, investment banker, financial advisor or in any similar capacity.

                  Section 9.5 Non-Contravention. Neither the execution nor the delivery by Purchaser of this Agreement or the other Purchaser Documents, the performance by Purchaser of its obligations hereunder or thereunder, nor the performance or consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate or conflict with any provision of the Certificate of Incorporation, By-laws or other organizational documents of Purchaser, (ii) violate or conflict with any Law or Order to which Purchaser is subject or bound, (iii) require the approval of or a filing or registration with any Governmental Authority (other than any filings under the HSR Act), (iv) whether after notice or lapse of time or both, violate or conflict with any provision of any contract, agreement or understanding, whether oral or written, to which Purchaser is a party, except where such violation or breach would not adversely impact the ability of Purchaser to consummate the transactions contemplated herein or in the other Purchaser Documents, (v) require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any contract, agreement or understanding, whether oral or written, to which Purchaser is a party, where the failure to obtain any such authorization, consent, approval, execution or other action or the failure to provide such notice would adversely impact the ability of Purchaser to consummate the transactions contemplated herein or in the other Purchaser Documents or (vi) result in the creation or imposition of an Encumbrance upon any moneys or instruments received by any of the Sellers in consideration for the sale of the Assets pursuant to this Agreement.

                  Section 9.6 Litigation. As of the date hereof, to Purchaser's knowledge, there is no suit, investigation, action or other proceeding pending, threatened before any Governmental Authority, against Purchaser which would


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

materially impair the ability of Purchaser to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

                  Section 9.7 Plant Closings and Mass Layoffs. Purchaser does not currently plan or contemplate initiating within six months after the Closing any plant closings, reductions in force or terminations that, in the aggregate, would constitute a "mass layoff" of the employees of the Business for purposes of the Worker Adjustment Retraining Notification Act.

                                   ARTICLE 10
                                  TERMINATION

                  Section 10.1 Termination Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby shall terminate if the Closing does not occur on or before the close of business on April 30, 1999. In addition, this Agreement and the transactions contemplated hereby may be terminated at any time before the Closing as follows:

                  10.1.1 Mutual Consent. By mutual consent in writing of Purchaser and the Representative, on behalf of the Sellers.

                  10.1.2 Conditions to Purchaser's Performance Not Met. By Purchaser by written notice to the Representative if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement as set forth in Article 12.

                  10.1.3 Conditions to the Sellers' Performance Not Met. By the Representative by written notice to Purchaser if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of the Sellers to consummate the transactions contemplated by this Agreement as set forth in Article 13.

                  10.1.4 Material Breach. By Purchaser or the Representative if there has been a material misrepresentation or other material breach by the Sellers (in the case of Purchaser) or Purchaser (in the case of the Representative) in its representations,


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

                           warranties and covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party or parties shall have twenty calendar days after receipt of written notice from the other party of its intention to terminate this Agreement if such breach continues in which to cure such breach.

                  Section 10.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided that the obligations of the parties contained in Sections 10.3 and 16.2 and Articles 14 and 15 shall survive any such termination. Except for a termination pursuant to
Section 10.1.1, a termination under Section 10.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                  10.3 Section Expenses. In the event the transactions contemplated by this Agreement shall not be consummated, the parties hereto shall bear their own respective expenses, as provided in Section 16.2.

                                   ARTICLE 11
                               EMPLOYMENT MATTERS

                  Section 11.1  Employees.

                  11.1.1 During the period between the date hereof and the Closing Date, Purchaser shall determine those employees of the Business to whom Purchaser will offer employment as of the Closing. Purchaser will use its Best Efforts to provide notice to the Company at least five (5) days prior to the Closing Date of those employees of the Business to whom Purchaser will not offer employment as of the Closing. With respect to those employees of the Business whom Purchaser decides to hire, the initial terms of employment shall be substantially similar to the terms of employment maintained by the Sellers with such employees prior to the Closing Date. Except to the extent that they constitute Assumed Liabilities under Section 4.1.4, all costs and liabilities associated with any Seller's employment of its employees or former employees, or with the termination or resignation of such Seller's employees,


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

                           including liabilities with respect to any employment agreement, bonuses, severance pay or the Plans, shall be the obligation of such Seller. Each Seller shall have the responsibility for providing health care continuation coverage to any of its employees terminated before the Closing, any of its employees who decline offers of employment by Purchaser following the Closing and to former employees presently receiving continuation coverage. If any Seller ceases to maintain any group health plan it shall reimburse Purchaser for costs incurred by Purchaser in providing continuation coverage to persons described in the preceding sentence. Purchaser shall not be liable to any Seller or any employee for costs or liabilities relating to an employee's employment with such Seller except to the extent of any such costs or liabilities are Assumed Liabilities. Purchaser shall have no obligation to recognize the service with any Seller of any former employee of such Seller for any purpose, including retirement or severance benefits.

                  11.1.2 On or promptly following the Closing Date, the Sellers and Purchaser shall use their respective Best Efforts to effect the merger of the 401(k) portion of the Profit Sharing Plan into Purchaser's Plan, effective as promptly thereafter as is practicable.

                  Section 11.2 Termination of the Profit Sharing Plan. The Sellers shall commence the termination of the Profit Sharing Plan no later than the date of the merger of the 401(k) portion of the Profit Sharing Plan into Purchaser's Plan pursuant to Section 11.1.2. The Sellers shall complete the termination of the Profit Sharing Plan as soon as practicable after the Sellers' receipt of any Governmental Approval that the Sellers reasonably deem necessary or prudent.

                  Section 11.3 Consulting and Non-Competition Agreement. At Closing, Meridith shall enter into a Consulting and Non-Competition Agreement with Purchaser (the "Consulting Agreement"), substantially in the form of Exhibit E.

                                   ARTICLE 12
                        CLOSING CONDITIONS OF PURCHASER


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

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by Purchaser (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made under this Agreement):

                  Section 12.1 Representations, Warranties and Covenants of the Sellers. (i) All of the representations and warranties made by each of the Sellers in this Agreement and the other Company Documents, or otherwise in connection with the transactions contemplated hereby, shall be true and correct, provided, however, that (i) in the case of any representation or warranty contained in Section 8.2 or 8.4 or any representation or warranty that is qualified as to materiality, such representation and warranty shall be true and correct in all respects, and (ii) in the case of any other representation or warranty, such representation and warranty shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date; (ii) the Sellers shall have performed and complied, in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed by them on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to Purchaser a certificate signed by or on behalf of each Seller to the foregoing effect.

                  Section 12.2 Deliveries to Be Made by Each Seller at the Closing. At the Closing, each Seller shall deliver or cause to be delivered to Purchaser the following in form and substance reasonably satisfactory to
Purchaser:

                  12.2.1 All bills of sale and other documents and instruments of sale, assignment, conveyance and transfer as Purchaser or its counsel may reasonably deem necessary or desirable to sell, assign, convey and transfer to, and to vest, perfect and confirm in Purchaser good, marketable and indefeasible title in and to the Assets;

                  12.2.2   The Assets;

                  12.2.3 Copies of resolutions of the board of directors of each corporate Seller authorizing and approving the execution and delivery of this Agreement and the performance by each corporate Seller of its respective obligations hereunder, certified by the Secretary of such Seller;

                  12.2.4   An incumbency certificate dated the Closing Date for
                           (i) each corporate Seller executed by the Secretary of each Seller which shall identify the name and title and bear the signature of each officer of such Seller individually authorized to execute and deliver this Agreement and related documents and (ii) the Trust executed by the trustee of the Trust which shall identify the name and title and bear the signature of each person authorized under the Trust to execute and deliver this Agreement and related documents;

                  12.2.5 An opinion of counsel to the Sellers, dated as of the Closing Date, in the form of Exhibit F hereto;

                  12.2.6 Good standing certificates for each corporate Seller, dated as of a date within three (3) business days of the Closing Date, from the jurisdiction of its incorporation and each other jurisdiction in which it is required to be qualified to do business;

                  12.2.7 Copies of the articles of incorporation and by-laws of each corporate Seller and the organizational documents of the Trust, in each case certified by a duly appointed officer or other representative of the applicable Seller;

                  12.2.8 Each Seller shall have delivered to Purchaser an affidavit of non-foreign status, in the form of Exhibit G hereto; and

                  12.2.9 All other documents, assurances and other matters required by this Agreement to be delivered to Purchaser by any Seller at or before the Closing and not delivered to Purchaser before the Closing.

                  Section 12.3 Third Party Consents. There shall have been obtained all consents, approvals and waivers from parties to Purchased Contracts and others that are required in connection with the transactions contemplated by this Agreement, and the same shall be in full force and effect.

                  Section 12.4  Absence of Investigations and Proceedings.
There shall be no decree, judgment, Order or litigation at law or in equity, no arbitration proceedings, and no proceeding before or by any Governmental Authority pending, or to the Knowledge of the Sellers, threatened, to which any of the Sellers is or may be a party that would reasonably be expected to adversely affect, in any material respect, the Business or the Assets. No proceeding or formal investigation by any Governmental Authority shall be pending, or to Knowledge of the Sellers, threatened, with the object of challenging or preventing consummation of the transactions contemplated by this Agreement and no other proceedings shall be pending with such object or to collect damages from Purchaser on account thereof.

                  Section 12.5 Governmental Approvals. All Governmental Approvals necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect. Without limiting the foregoing, the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

                  Section 12.6 Absence of Certain Changes. Between the date of this Agreement and the Closing Date, there shall have been no events, occurrences or conditions that have had or would reasonably be expected to have a Material Adverse Effect.

                  Section 12.7 Financing. Purchaser shall have obtained financing necessary to permit Purchaser to consummate the acquisition of the Assets, which financing shall be upon terms and conditions acceptable to Purchaser in its sole discretion.

                  Section 12.8 Lease. At the Closing, Purchaser shall enter into a long-term lease agreement with respect to the Kansas Facility (the "Real Property Lease"). The Real Property Lease shall (i) provide for a base rent of $560,000 per annum and a ten (10) year term, (ii) provide for an option to renew for two additional five (5) year terms, (iii) provide for, among other things, a right of first refusal and an option to purchase at fair market value the Kansas Facility and (iv) contain such other terms and conditions as shall be satisfactory to Purchaser and the Sellers.

                  Section 12.9 Consulting Agreement. Meridith shall have entered into the Consulting Agreement.

                  Section 12.10 Release of Liens. The Sellers shall also have received Uniform Commercial Code termination statements and mortgage releases sufficient to release all Encumbrances and security interests (except for Permitted Encumbrances) on the Assets and shall have transmitted the same for filing and/or recordation or delivered such documents to Purchaser.

                  Section 12.11 IRB Termination. PMI shall have exercised its option to purchase the Machines under the IRB Lease, and taken all action necessary to consummate such purchase on or prior to the Closing Date, such that the Machines will be included in the Assets being transferred to Purchaser pursuant to this Agreement. On or prior to the Closing Date, the Sellers shall have provided Purchaser with evidence, reasonably satisfactory to Purchaser, demonstrating that the IRB Lease has been terminated, the IRBs and the Credit Agreement have been paid in full, and the Machines will be transferred to Purchaser at the Closing free and clear of all Encumbrances (other than Permitted Encumbrances).

                  Section 12.12 Guaranty by Meridith. Meridith shall have delivered to Purchaser a full and unconditional guaranty of performance of each of the Seller's obligations under this Agreement, substantially in the form of Exhibit H hereto.

                  Section 12.13 Sellers Representative Agreement. Each Seller shall have executed and delivered the Sellers Representative Agreement, and a fully-executed copy thereof shall have been furnished to Purchaser.

                  Section 12.14 Escrow Agreement. The Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

                  Section 12.15 Audit. Management of the Business shall have delivered to the Independent Accountants and Purchaser, as of the day preceding the Closing Date, reaffirmations of all representation letters and other documents and information that were necessary to allow the Independent Accountants to issue an unqualified audit opinion with respect to the Seller Financial Statements.

                  Section 12.16 Working Capital Components and Inventory Levels. The Assets shall include working capital components and inventory levels as are consistent with the past practices of the Business and appropriate in connection with the operation of the Business.

                  Section 12.17 Retention of Key Employees. Purchaser shall have been given the opportunity to approach and negotiate with all employees of the Business in an effort to persuade them to continue in the employ of the Business following the Closing, and Purchaser, in its reasonable discretion, shall be satisfied with the arrangements made to ensure that following the Closing the Business will retain the services of its key employees.

                                   ARTICLE 13
                         CLOSING CONDITIONS OF SELLERS

         The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by the Representative, on behalf of the Sellers (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made under this Agreement):

                  Section 13.1 Representations, Warranties and Covenants of Purchaser. (i) All of the representations and warranties made by Purchaser in this Agreement and in the other Purchaser Documents, or otherwise in connection with the transactions contemplated hereby, shall be true and correct, in the case of any representation or warranty that is qualified as to materiality, in all respects, and in the case of any representation or warranty that is not so qualified, in all material respects, as of the date hereof and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date; (ii) Purchaser shall each have performed and complied, in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed by it on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to the Sellers a certificate signed by a duly authorized officer of Purchaser to the foregoing effect.

                  Section 13.2 Deliveries to be Made by Purchaser at the Closing. At the Closing, Purchaser shall deliver or cause to be delivered to the Representative the following:

                  13.2.1 The cash portion of the Total Purchase Price due at Closing, as provided in
                           Section 3.2;

                  13.2.2 An opinion of Purchaser's counsel, dated as of the Closing Date, in the form of Exhibit I hereto;

                  13.2.3 A copy of a resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder, certified by the Secretary or any Assistant Secretary of Purchaser;

                  13.2.4 An incumbency certificate dated the Closing Date for Purchaser executed by the Secretary of Purchaser which shall identify the name and title and bear the signature of each officer of Purchaser individually authorized to execute and deliver this Agreement and related documents;

                  13.2.5 Good standing certificates for Purchaser, dated as of a date within 10 days of the Closing Date, from the State of Delaware and each other jurisdiction in which it is required to be qualified to do business, and "bring-down" certificates from each such jurisdiction dated the Closing Date;

                  13.2.6 Copies of the certificate of incorporation and by-laws of Purchaser, certified by the Secretary or any Assistant Secretary and Purchaser; and

                  13.2.7 All other documents, assurances and other matters provided in this Agreement to be delivered to the Sellers by Purchaser at or before the Closing and not delivered to the Sellers before the Closing.

                  Section 13.3 HSR Act. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act, including any extensions thereof, shall have expired or been terminated.

                  Section 13.4 Consulting Agreement. Purchaser shall have entered into the Consulting Agreement.

                  Section 13.5 Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

                  Section 13.6 Stock Option Plan. Purchaser shall deliver to the Representative a certified copy of the Board of Director resolutions of Purchaser approving (i) Purchaser's Stock Option Plan (which Stock Option Plan will be substantially in the form of Exhibit B hereto); (ii) the option grant to Meridith and the corresponding Option Agreement set forth on Exhibit B; and
(iii) the issuance of additional options representing 250 shares of the common stock of Purchaser to the individuals and in the amounts set forth on Exhibit B-1 hereto by a date no later than October 1, 1999. Options covering an additional 250 shares of the common stock of Purchaser shall be awarded by April 22, 2000 by Purchaser after good faith consultation by William L. Remley with Meridith regarding the identity of the participating optionees and the amount of their related options. If after such good faith consultation no agreement is reached between Meridith and William L. Remley, to the extent there are unawarded options, these options shall be divided among those individuals on Exhibit B-1 in portion to the option grants they received pursuant to clause (iii) hereof. Purchaser shall deliver to the Representative the executed Meridith Option Agreement.

                  Section 13.7 Lease. Purchaser shall have entered into the Real Property Lease.

                                   ARTICLE 14
          INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  Section 14.1 Indemnification by the Sellers. The Sellers, jointly and severally, agree to indemnify and hold harmless Purchaser, its Affiliates and their respective shareholders, directors, officers, employees, agents, successors in interest, assigns and representatives from and against any and all Losses which may be incurred or suffered by any such party and which, directly or indirectly, arise out of or result from any of the following:

                  14.1.1 any inaccuracy in or breach of any of the representations and warranties made by any Seller in or pursuant to this Agreement or in the other Company Documents;

                  14.1.2   the Excluded Liabilities;

                  14.1.3 any breach or nonperformance of any of the covenants or agreements made by any Seller in or pursuant to this Agreement or in the other Company Documents;

                  14.1.4 any third party claim or demand regarding the conduct of the Business prior to the Closing Date;

                  14.1.5 Environmental Liabilities arising from the Sellers' arrangement for the off-site disposal of waste water and coolant mixture; and

                  14.1.6 the failure of the Sellers to pay the costs of any Warranty Work and the amount of any Warranty Claims or Refund Claims for which any Seller is responsible pursuant to Sections 7.3 and 7.4.

Purchaser hereby acknowledges and agrees that to the extent any single or related event, omission or occurrence: (i) constitutes a breach or inaccuracy of more than one representation and warranty made by any Seller, (ii) constitutes a breach or nonperformance of more than one covenant or agreement made by any Seller, (iii) arises out of more than one Excluded Liability, or (iv) constitutes an Excluded Liability or a breach, inaccuracy or nonperformance of any representation, warranty, covenant or agreement in combination of any of parts (i) through (iii) above, Purchaser shall not be entitled to indemnification in excess of its actual Losses, regardless of whether it pursues multiple claims in any single action or multiple actions for indemnification.

                  Section 14.2 Indemnification by Purchaser. Purchaser agrees to indemnify and hold harmless each of the Sellers from and against any Losses of the Sellers, directly or indirectly, as a result of, or based upon or arising from:

                  14.2.1 any inaccuracy in or breach of any of the representations and warranties made by Purchaser in or pursuant to this Agreement or in the other Purchaser Documents;

                  14.2.2   the Assumed Liabilities;

                  14.2.3 any breach or nonperformance of any of the covenants or agreements made by Purchaser in or pursuant to this Agreement or in the other Purchaser Documents; and

                  14.2.4 any third party claim or demand regarding the conduct of the Business following the Closing.

                  Section 14.3 Cooperation. The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party shall make available to the party controlling such defense any books, records or other documents within its control and access to employees that are reasonably requested in the course of such defense.

                  Section 14.4 Limitations on Indemnification. Sellers shall not be required to indemnify any Person under Section 14.1 unless the aggregate of all amounts for which indemnity would otherwise be payable by the Sellers exceeds $200,000, and, in such event, the Sellers shall be responsible for the amount in excess of $200,000. Purchaser shall not be required to indemnify any Person under Section 14.2 unless the aggregate of all amounts for which indemnity would otherwise be payable by Purchaser exceeds $200,000, and in such event, Purchaser shall be responsible for the amount in excess of $200,000. The Sellers' indemnity obligations under Sections 14.1.1 and 14.1.2 shall be limited to $20,000,000 (except with respect to (i) any inaccuracy in or breach of any of the representations and warranties contained in Sections 8.2, 8.4, 8.15, 8.18,
8.21 and 8.23, (ii) any inaccuracy in or breach of any of the representations and warranties with respect to title and the absence of any Encumbrances (other than Permitted

Encumbrances) contained in Sections 8.6, 8.7, 8.8, 8.9, 8.10 and 8.11, (iii) any Excluded Liabilities with respect to any of the matters contemplated by the foregoing clauses (i) and (ii), and (iv) the Excluded Liabilities referred to in Sections 4.2.1 through 4.2.14, which shall be limited, in the aggregate, to an amount equal to the Total Purchase Price). Purchaser's indemnity obligations under Section 14.2 shall be limited, in the aggregate, to an amount equal to $20,000,000.

                  Section 14.5  Notice to Indemnifying Party. If any party
(the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 14.1 or 14.2 or pursuant to any other specific indemnification covenant contained in this Agreement, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof which notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The failure of a party to give notice under this Section 14.5 shall not relieve any party from liability, unless and to the extent the other party has been materially prejudiced thereby. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless a suit shall have been instituted against it and the Indemnifying Party either (i) shall not have undertaken the defense of such suit after notification thereof as provided in Section 14.6 or (ii) is demonstrably unable to undertake the defense of such suit or satisfy the claims arising thereunder.

         Section 14.6 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding using counsel of its choice (subject to the approval of the Indemnified Party, which approval may not be unreasonably withheld or delayed) if it (i) acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim and (ii) demonstrates its ability to undertake the defense of such claim or proceeding and satisfy any liabilities resulting therefrom. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its reasonable discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or such constituent party thereof) shall have the right to engage separate counsel reasonably acceptable to the Indemnifying Party, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, but in no event shall the Indemnifying Party be liable to pay for the costs and expenses of more than one separate firm of attorneys (in addition to any local counsel). If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may settle or defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner. Notwithstanding the foregoing, however, Purchaser shall in all cases be entitled to control of the defense of any such action if it (i) may result in injunctions or other equitable remedies in respect of Purchaser or the Business; (ii) may result in liabilities which, taken with other then-existing claims by Purchaser under this Article 14, would not be fully indemnified hereunder; or (iii) may, in the reasonable determination of Purchaser, have an adverse impact on the Business or the financial condition of Purchaser that could be material (including an effect on the Tax liabilities, earnings or ongoing business relationships of Purchaser) even if the Sellers pay all indemnification amounts in full. In the event Purchaser shall assume the defense of any action pursuant to the preceding sentence, it shall provide notice to any party from whom indemnification pursuant to this Article 14 may be sought of any proposed settlement of such action; provided, however the failure to provide such notice shall not affect any party's obligations hereunder, except to the extent such party shall prove, by a preponderance of the evidence, that it has been materially prejudiced by the failure to receive such notice.

         Section 14.7  Indemnity Escrow Arrangement.

                  14.7.1 Pursuant to Section 3.2.2, on the Closing Date, Purchaser shall deposit the $6,000,000 Escrow Amount with the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

                  14.7.2 (i) In the event Purchaser becomes entitled to indemnification under Section 14.1 hereof with respect to any Losses incurred by it or makes a claim for any such indemnification against the Representative or any Seller, or (ii) in the event the Representative, the Sellers, or any one of them, becomes liable to Purchaser for any other amounts under this Agreement, the Representative, on behalf of the Sellers, shall take all action necessary to cause the Escrow Agent to pay to Purchaser, from the Escrow Fund, in immediately available funds in the City of New York, an amount equal to such Losses (it being understood that if amounts in the Escrow Fund are not sufficient to satisfy such Losses and other liabilities, Purchaser shall be entitled to exercise any other remedies available to it).

                  14.7.3 On the first anniversary of the Closing Date (the "Escrow Step Down Date"), pursuant to the terms of the Escrow Agreement, the Representative and the Sellers shall cause the Escrow Agent to release to the Representative from the Escrow Fund an amount (if positive) equal to the Escrow Amount plus the interest and earnings that have accrued since the Closing Date on the funds contained in the Escrow Fund (net of Escrow Agent fees and expenses payable from the Escrow Fund), minus the sum of the following: (x) $3,000,000, plus (y) the aggregate amount of any claims paid to Purchaser from the Escrow Fund on or prior to the Escrow Step Down Date (including, without limitation, any claims in connection with the determination of the Adjustment Amount) and (z) the aggregate amount of all pending claims made by Purchaser against the Escrow Fund as of the Escrow Step Down Date.

                  14.7.4 On the second anniversary of the Closing Date (the "Escrow Termination Date"), any remaining portion of the Escrow Fund in excess of any pending claims by Purchaser for indemnification shall be disbursed by the Escrow Agent to the Representative, for the benefit of the Sellers, and thereafter any remaining portion of the Escrow Fund shall be disbursed by the Escrow Agent as the pending claims to which they relate are resolved.

                  Section 14.8  Offset. In the event Purchaser becomes
entitled to indemnification under Section 14.1 hereof with respect to any Losses incurred by it, or in the event the Representative or the Sellers, or any one of them, become liable to Purchaser for any other Losses under this Agreement, the Real Property Lease or otherwise, Purchaser may, in its sole and absolute discretion, elect to offset such Losses against any amounts (whether principal, interest, rental payments, reimbursements or otherwise) thereafter due under the Real Property Lease, and any other amounts owed by Purchaser to any Seller from time to time (the "Purchaser's Obligations"). The parties hereby acknowledge that Purchaser has not hereby made an election of remedies in reserving such offset rights, or in exercising any such offset rights from time to time; that the Representative and the Sellers are and shall remain liable for any and all of their respective obligations pursuant to this Agreement; and that Purchaser may, with respect to any Losses or claimed Losses, pursue any other remedy at law or equity directly against the Representative or the Sellers or any one of them. Purchaser's offset rights herein set forth represent neither a liquidation of damages nor a limitation of liability, but a source of funds which may, but need not, be utilized in satisfaction of any Loss or claimed Loss or any other obligation or claimed obligation of the Representative or any Seller to Purchaser.

                  Section 14.9 Survival of Representations and Warranties. Notwithstanding any right of Purchaser to fully investigate the affairs of the Sellers and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers contained in this Agreement. Except as otherwise provided herein, each representation, warranty, covenant and agreement of the Sellers contained herein, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the execution and delivery of this Agreement and the Closing and any investigation at any time made by or on behalf of Purchaser indefinitely. Notwithstanding the foregoing, (i) the representations and warranties of the Sellers contained in Sections 8.12, 8.18 and 8.21 and any inaccuracy in or breach of any of the representations and warranties with respect to title and the absence of any Encumbrances (other than Permitted Encumbrances) contained in Sections 8.6, 8.7, 8.8, 8.9, 8.10 and 8.11 shall terminate and expire on the fourth anniversary of the Closing Date, unless on prior to such date Purchaser has delivered to the Representative a written notice of a claim with respect to any such representation or warranty, (ii) the representations and warranties of the Sellers contained in Section 8.15 shall terminate and expire 60 days after the expiration of the statute of limitations applicable to claims by third parties against Purchaser in respect of the matter or matters which are the subject of said representations and warranties, unless on prior to such date Purchaser has delivered to the Representative a written notice of a claim with respect to any such representation or warranty and (iii) all other representations and warranties contained in Article 8 (other than those contained in Sections 8.2, 8.4 and 8.23, which shall survive the execution and delivery of this Agreement and the Closing and any investigation at any time made by or on behalf of Purchaser indefinitely) shall terminate and expire on the Escrow


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

Termination Date, unless on prior to such date Purchaser has delivered to the Representative a written notice of a claim with respect to any such representation or warranty.

                  Section 14.10 Survival of Representations and Covenants of Purchaser. With the sole exception of those covenants which are to be performed by Purchaser after the Closing and the representations and warranties contained in Sections 9.2 and 9.3 (which shall survive until a claim thereon is barred by the applicable statute of limitations), each representation, warranty, covenant and agreement of Purchaser contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the second anniversary of the Closing Date, unless, on or before such date, the Representative has delivered to Purchaser a written notice of claim with respect to such representation, warranty, covenant or agreement.

                                   ARTICLE 15
                                CONFIDENTIALITY

                  Section 15.1 Confidentiality of the Sellers. Unless this Agreement shall have been terminated pursuant to Article 10, each of the Sellers agrees to, and agrees to use its Best Efforts to cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person) all confidential, proprietary or restricted information of the Business and Purchaser, including, but not limited to, financial information, projections, forecasts, budgets, lists of or information concerning actual or prospective personnel, customers or suppliers, pricing, methods of business or operations, Intangible Personal Property, technical data, technology, processes, applications for patents, trade secrets and know-how, in whatever form, manner or medium recorded, including any and all copies thereof, as well as any notes, analyses and compilations related to any of the aforementioned, in which event each Seller agrees to, and agrees to use its Best Efforts to cause its agents, representatives, Affiliates, employees, officers and directors to, furnish only that portion of such confidential information which they reasonably believe is legally required to be provided and exercise their reasonable efforts to obtain assurances that confidential treatment will be afforded such information, and
(ii) in the event that any Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may, at the expense of Purchaser, seek a protective order or other remedy. This Section 15.1 shall not apply to any information that, at the time of disclosure, is known to the receiving party before disclosure thereof, is independently developed by the receiving party, is or becomes publicly available through no fault of the receiving party, is obtained by the receiving party from a third party not known by the receiving party to be under any obligation not to disclose such information and which the receiving party has no reason to believe is not otherwise publicly available (provided, however, that once any Seller is advised that information obtained under such circumstance is indeed confidential hereunder, this Section 15.1 shall thereafter apply to such information) or is reasonably necessary in order for any Seller to litigate any claim against Purchaser pursuant to this Agreement. Each Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 15.1 are inadequate and that in addition thereto Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach. Notwithstanding the foregoing, (x) any Seller may make such disclosures to the independent public accountants of such Seller as may be necessary in connection with their auditing of the books and records of such Seller and its Affiliates; provided, however, that such independent public accountants shall enter into a confidentiality and nondisclosure agreement on substantially the same terms as set forth in this Section 15.1, and (y) any Seller, with the consent of Purchaser (which consent shall not be unreasonably withheld), may make such disclosures in connection with defending any claim brought against such Seller or any of its Affiliates by any third person as may be reasonably necessary in order for such Seller to conduct its defense thereof; provided, however, that each Seller agrees to, and agrees to cause its agents, representatives, Affiliates, employees, officers and directors to, exercise their respective Best Efforts to obtain assurances that confidential treatment will be afforded such information and to seek a protective order or other remedy to preserve the confidentiality of such information.

                  Section 15.2  Confidentiality of Purchaser. The
Confidentiality Agreement, dated August 24, 1998, by and between Mentmore Holdings Corporation and PMI (the "Confidentiality Agreement") shall survive the execution of this Agreement and terminate on the earlier of (A) the Closing Date or (B) March 31, 2002.

                                   ARTICLE 16
                                 MISCELLANEOUS

                  Section 16.1 Change Corporate Name. Each Seller shall execute such documents and promptly take such action as is necessary to allow Purchaser and its Affiliates to use and register all trademarks, trade names, corporate names and other Intangible Personal Property being conveyed to Purchaser pursuant to the terms of this Agreement. Within thirty days of the Closing, PMI shall change its corporate name so as to not include "PreMac", "Precision Machining", "Precision", or any other trade names or trademarks being purchased by Purchaser hereunder.

                  Section 16.2 Expenses. The Sellers and Purchaser shall pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, without limitation, expenses and disbursements of their respective financial advisors, accountants and counsel; provided, however that Purchaser shall pay all costs relating to the audit of the Seller Financial Statements referred to in Section
8.5 that were audited by the Independent Accountants and the $45,000 filing fee under the HSR Act. The expenses of the Sellers referred to in this Section 16.2 shall not be Assumed Liabilities.

                  Section 16.3 Notices and Other Communications. Every notice or other communication required or contemplated by this Agreement by any party shall be delivered by personal delivery, postage prepaid return receipt requested certified mail, or by facsimile, addressed to the party for whom intended as set forth on Schedule , or at such other address as the intended recipient previously shall have designated by written notice to the other parties. Notice by certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent. All notices and other communication required or contemplated by this Agreement delivered in person or sent by facsimile with answer back receipt shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery or on the date sent if answer back receipt received. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

                  Section 16.4 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

                  Section 16.5 Written Agreement to Govern. This Agreement and the Confidentiality Agreement constitute the entire understanding between the parties as to the subject matter hereof, except as may be explicitly set forth in writing in any agreement, certificate or document specifically referenced herein, and cancels any and all previous contracts or agreements between the parties with respect to the subject matter hereof. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of each of the parties hereto. This Agreement shall become binding only after the same is signed and delivered by or on behalf of each of the parties hereto.

                  Section 16.6 Assignability. Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by any party without the express written consent of the other parties hereto and any such attempted assignment shall be void and unenforceable; provided, however, that Purchaser may transfer or assign this Agreement or any right or obligation hereunder to any lender or other financing source, subsidiary or Affiliate at any time prior to or after the Closing and Purchaser may transfer or assign its rights and obligations under this Agreement to any transferee of the Business or the Assets. This Agreement and the rights and obligations hereunder shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors or assignees, and no other person shall acquire or have any rights under or by virtue of this Agreement.

                  Section 16.7 No Waiver of Rights. All waivers hereunder must be made in writing, and failure of any party at any time to require another party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

                  Section 16.8 Subject Headings. The subject headings of the Articles and Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

                  Section 16.9 Further Assurances. At all times before and after the Closing, the parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or to otherwise carry out the purpose of this Agreement.

                  Section 16.10 Schedules and Exhibits. All Schedules and Exhibits referred to in and attached to this Agreement are incorporated herein by such reference as if fully set forth in the text hereof. Any capitalized and undefined term used in any Schedule attached hereto shall have the same meaning assigned to such term herein.

                  Section 16.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement should be prohibited or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  Section 16.12 Publicity and Reports. The Sellers and Purchaser shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except to the extent required by Law or applicable stock exchange rules or required in connection with Purchaser's financing of the transactions contemplated hereby, no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other parties hereto. Purchaser and each Seller shall each consult with the others with respect to the form and content of any application or report made to any Governmental Authority which relates to this Agreement or the transactions contemplated hereby.

                  Section 16.13 Parties in Interest; Joint and Several Liability of the Sellers. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to (or to confer any right of subrogation or action over against) any party to this Agreement. The obligations of the Sellers under this Agreement shall be joint and several and, unless expressly stated in this Agreement, all actions to be taken by the Sellers hereunder shall be taken jointly.

                  Section 16.14 Specific Performance. The Sellers acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, Purchaser would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that Purchaser shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

                  Section 16.15 GOVERNING LAW; CONSENT TO JURISDICTION. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS (AS OPPOSED TO CONFLICT PROVISIONS) OF THE STATE OF NEW YORK. EACH PARTY TO THIS AGREEMENT, ON BEHALF OF ITSELF AND ITS SUCCESSORS IN INTEREST AND ASSIGNS, HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE CITY OF NEW YORK, STATE OF NEW YORK, AND KANSAS CITY, STATE OF

KANSAS, IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.


                                            PURCHASER:

                                            STELLEX PRECISION MACHINING, INC.

                                            By:
                                                 -------------------------------
                                                 Name:
                                                 Title:


                                            SELLERS:

                                            PRECISION MACHINING, INC.

                                            By:
                                                 -------------------------------
                                                 Name:   Billy Bert Meridith
                                                 Title:  President


                                            BK METALS,

                                            By:
                                                 -------------------------------
                                                 Name:   Billy Bert Meridith
                                                 Title:  President


                                            BILLY BERT MERIDITH, Individually
                                            and as the Representative

                                            By:
                                                 -------------------------------
                                                 Name:   Billy Bert Meridith
                                                 Title:  President


                                            THE BILLY BERT MERIDITH TRUST

                                            By:
                                                 -------------------------------
                                                 Name:   Billy Bert Meridith
                                                 Title:  Trustee

                                   EXHIBIT B-1

Bill Tehel                100 shares

Wally Koch                 50 shares

Rob Baird                  50 shares

Greg Martin                50 shares

                         EXHIBIT G-1

The undersigned hereby certifies the following on behalf of

-----------------------:

         1. ___________________________ is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

         2.       _____________________'s U.S. employer
identification number is _______________; and

         3.       ________________________'s office address is


                            ________________________

                            ________________________


         _____________________ understands that this certification may be disclosed to the Internal Revenue Service.

         Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief that it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of __________________________.



By:___________________________

Its:__________________________

Date:_________________________

                                 EXHIBIT G-2

         I, ______________________, hereby certify the following:

         1. I am not a nonresident alien for purposes of U.S. income taxation;

         2. My U.S. taxpayer identification number (Social Security number) is __________________; and

         3. My home address is

                            ________________________

                            ________________________


         I understand that this certification may be disclosed to the Internal Revenue Service.

         Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.


---------------------------        [Name]

---------------------------        Date